Agreed Form

The annexes, exhibits and schedules hereto have been excluded from this exhibit because they are both not material and would likely cause competitive harm to the registrant if publicly disclosed.

ROSEHILL OPERATING COMPANY, LLC

JUNIOR CONVERTIBLE SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

DATED AS OF [__], 2020

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Commitments

Annex II	Notice Addresses

Exhibit A	Form of Borrowing Notice

Exhibit B	Form of Initial Budget

Exhibit C	Form of Note

Exhibit D	Form of Compliance Certificate

Exhibit E	Interim Order

Exhibit F	[Reserved]

Exhibit G	Form of Assignment Agreement

Exhibit H‑1	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; non‑partnerships)

Exhibit H‑2	Form of U.S. Tax Compliance Certificate (Foreign Participants; non‑partnerships)

Exhibit H‑3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)

Exhibit H‑4	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; partnerships)

Exhibit I	[Reserved]

Exhibit J	[Reserved]

Schedule 7.06	Environmental Matters

Schedule 7.12	Insurance

Schedule 7.14	Loan Parties

Schedule 7.19	Gas Imbalances

Schedule 7.20	Marketing of Production

Schedule 7.22	Swap Agreements

Schedule 9.02	Existing Debt

Schedule 9.03	Existing Liens

Schedule 9.05	Investments

Schedule 9.14	Transactions with Affiliates

Schedule 12.11	Compliance Personnel

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THIS JUNIOR CONVERTIBLE SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of [__], 2020, is among ROSEHILL OPERATING COMPANY, LLC, a limited liability company organized under the laws of the State of Delaware, as borrower (the “Borrower”), ROSEHILL RESOURCES INC., a Delaware corporation, as guarantor (“RRI”), each of the Lenders from time to time party hereto and U.S. BANK NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).
R E C I T A L S

WHEREAS, on [__], 2020 (the “Petition Date”), the Borrower and the other Loan Parties (collectively, the “Debtors” and each individually, a “Debtor”) each commenced a chapter 11 case which are being jointly administered under Case No. [__] (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for relief under the Bankruptcy Code (as defined below), with the United States Bankruptcy Court for the Southern District of Texas (together with any other court having jurisdiction over the Chapter 11 Cases or any proceeding therein from time to time, the “Bankruptcy Court”). Each Debtor continues to operate its businesses and manage its properties as a debtor and debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;
WHEREAS, prior to the Petition Date, the Lenders and/or certain of their affiliates or controlled funds provided financing to the Borrower pursuant to that certain Note Purchase Agreement dated as of December 8, 2017 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Prepetition Note Purchase Agreement”);
WHEREAS, the Borrower has requested that the Lenders provide a junior convertible secured debtor-in-possession delayed-draw term loan facility to the Borrower in the maximum aggregate principal amount of $17,500,000 (the “DIP Facility”) as further set forth herein. The Loans will be made for the purposes set forth in Section 8.22.
WHEREAS, in order to secure the Obligations of the Borrower and the other Guarantors under the Loan Documents, the Borrower and the Guarantors will grant to the Agent and all other Secured Parties, security interests in and DIP Liens upon substantially all of the now existing and hereafter acquired personal and real property of the Borrower and the Guarantors;
WHEREAS, the relative priority and subordination terms of the DIP Liens and security interests granted to secure the Obligations in relation to the Liens and security interests securing the Prepetition Obligations and certain other obligations will be set forth in the Interim Order and the Final Order;
WHEREAS, the Lenders are willing to extend such credit to the Borrower and the other Loan Parties on the terms and subject to the conditions set forth herein and the Interim Order and the Final Order, as applicable.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions and Accounting Matters
Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account” means any securities, commodities, demand, time, savings, passbook or other deposit account maintained with a bank or other financial institution.
“Administrative Adequate Protection Claims” has the meaning assigned to such term in the Orders.
“Administrative Adequate Protection Liens” has the meaning assigned to such term in the Orders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” has the meaning set forth in the preamble hereto.
“Agent Fee Letter” means that certain Fee Letter dated as of [__], 2020 between the Borrower and the Agent.
“Agent’s Account” means an account designated by the Agent from time to time as the account into which Loan Parties shall make all payments to the Agent for the benefit of the Agent and the Lenders under this Agreement and the other Loan Documents.
“Agent’s Office” means the “Agent’s Office” as set forth on Annex II or such other office as the Agent may from time to time designate in writing to the Borrower and each Lender.
“Aggregate Amounts Due” has the meaning assigned to such term in Section 4.01(c).
“Agreement” means this Junior Convertible Secured Debtor-in-Possession Credit Agreement, including the Annexes, Schedules and Exhibits hereto, as the same may be amended, modified, supplemented, restated, replaced or otherwise modified from time to time.
“Amended Revolving Credit Agreement” has the meaning assigned to such term in the RSA.
“Anti‑Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Office” means an office from which a Lender’s Loan is made.
“Applicable Rate” has the meaning assigned to such term in Section 3.02(a).
“Approved Budget” means the Initial Budget until so amended, supplemented or replaced in accordance with Section 8.21.
“Approved Counterparty” means, with respect to any Swap Agreement, any Prepetition First Lien Lender or any Affiliate of a Prepetition First Lien Lender.

“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P., and (b) any other independent petroleum engineers proposed by the Borrower and reasonably acceptable to the Requisite Lenders (provided that any independent reserve engineer acceptable to the Prepetition First Lien Administrative Agent shall be deemed acceptable to the Requisite Lenders).
“Assignee” has the meaning assigned to such term in Section 12.04(b).
“Assignment Agreement” means an Assignment Agreement entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Agent, substantially in the form of Exhibit G or any other form approved by the Requisite Lenders.
“Automatic Stay” shall mean the automatic stay imposed under Section 362 of the Bankruptcy Code.
“Avoidance Actions” shall have the meaning ascribed to such term in the Order then applicable.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail‑In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail‑In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Bankruptcy Court” shall have the meaning assigned to such term in the recitals to this Agreement.
“Bankruptcy Plan” means a plan of reorganization filed by the Debtors consistent with the RSA and in form and substance acceptable to the Requisite Lenders and, solely with respect to terms and provisions affecting the rights, protections, duties or obligations of the Agent, the Agent, in its sole discretion.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrower” has the meaning set forth in the preamble hereto.
“Borrower LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of December 8, 2017 and as in effect on the Effective Date.
“Borrower Preferred Units” means the Borrower Series A Preferred Units and the Borrower Series B Preferred Units.
“Borrower Series A Preferred Units” means the “Series A Preferred Units” as defined in the Borrower LLC Agreement, which shall at all times be issued and outstanding in a like number, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights, as the Series A Preferred Stock of RRI.
“Borrower Series B Preferred Units” means the “Series B Preferred Units” as defined in the Borrower LLC Agreement, which shall at all times be issued and outstanding in a like number, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights, as the Series B Redeemable Preferred Stock of RRI.
“Borrowing” means the making of Loans on or after the Closing Date.
“Borrowing Date” means the date of any Borrowing, as the context requires.
“Borrowing Notice” means a written notice by the Borrower that it will borrow Loans hereunder, which Borrowing Notice (a) sets forth the principal amount of Loans to be made, (b) contains the information required by Section 2.03 and (c) is substantially in the form of Exhibit A or such other form satisfactory to the Requisite Lenders.
“Budget Approval Deadline” means the date that is the conclusion of the First Variance Testing Period and each two (2) week anniversary thereafter.
“Budget Update” shall have the meaning assigned to such term in Section 8.21.
“Business Combination Agreement” means the Business Combination Agreement by and among RRI and Tema, dated as of December 20, 2016 (as amended prior to April 27, 2017).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York are authorized or required by law to remain closed.
“Capital Leases” means, in respect of any Person, all leases that are or should be, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement, and any lease that was treated as a capital lease under GAAP at the time it was entered into that later becomes an operating lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as a capital lease for all purposes under this Agreement.
“Carve-Out” has the meaning assigned to such term in the then applicable Order.
“Cash” means money, currency or a credit balance in any demand or deposit account.
“Cash Equivalents” means, at any date, Investments permitted under Sections 9.05(c) through 9.05(f).
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries; provided, that any such event generating net proceeds of $10,000 or less shall not constitute a Casualty Event hereunder.
“Change in Control” means (a) Intermediate Holdco (i) shall cease to be the sole managing member of the Borrower or (ii) shall cease to own 100% of the Equity Interests in the Borrower, (b) RRI (i), directly or indirectly through the Intermediate Holdco, shall cease to Control the Borrower or (ii) shall cease to own 100% of the Equity Interests in Intermediate Holdco, (c) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than Permitted Holders, (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of RRI, (d) the occupation of a majority of the seats (other than vacant seats) on the board of directors of RRI by Persons who were not (i) directors of RRI on the date of this Agreement or nominated by the board of directors of RRI or (ii) appointed by directors so nominated or (e) the occurrence of any “change in control” or equivalent term under (i) any Material Indebtedness, (ii) the Tax Receivables Agreement or (iii) documents governing any of RRI’s Equity Interests.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, promulgated or implemented.
“Chapter 11 Cases” shall have the meaning assigned to such term in the recitals to this Agreement.
“Claims” has the meaning assigned to such term in the RSA Term Sheet.
“Closing Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Code” means the Internal Revenue Code of 1986 as amended from time to time and any successor statute, and the regulations promulgated thereunder.
“Commitments” means, as to any Lender, the commitment of such Lender to make Loans in the manner set forth in Section 2.01. “Commitments” means such commitments of all the Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on Annex I.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and any regulations promulgated thereunder.
“Communications” as defined in Section 11.08(a).
“Compliance Certificate” shall have the meaning set forth in Section 8.01(c).
“Confidential Information” has the meaning assigned to such term in Section 12.11(a).
“Confirmation Order” means an order, in form and substance satisfactory to the Requisite Lenders and, solely with respect to terms and provisions affecting the rights, protections, duties or obligations of the Agent, the Agent, confirming the Bankruptcy Plan.
“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Agent or any Lender.
“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, Loans or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services that are more than ninety (90) days past the date that the invoice therefor is received, other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations of such Person under Capital Leases; (e) all obligations of such Person under synthetic leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, made more than one month in advance of the month in which the commodities, goods or services are to be delivered other than (i) Swap Agreements and (ii) gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) the obligation of such Person in respect of any preferred Equity Interests; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Debt shall not include liabilities resulting from endorsements of instruments for collection in the ordinary course of business.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Debtors” has the meaning assigned to such term in the recitals to this Agreement.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means any interest payable pursuant to Section 3.02(c).
“Defaulting Lender” means shall mean any Lender, that (a) has failed to fund (i) any portion of the Loans required to be funded by it hereunder on the date required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; it being understood that, if it is ultimately determined by a court of competent jurisdiction by a final and nonappealable judgment that such condition was in fact satisfied, such Lender shall be a Defaulting Lender from the date of such failure, or (ii) its equity contribution under the RSA on the date required to be funded by it thereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; it being understood that, if it is ultimately determined by a court of competent jurisdiction by a final and nonappealable judgment that such condition was in fact satisfied, such Lender shall be a Defaulting Lender from the date of such failure, (b) has notified the Agent, any other Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or the RSA, or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or the RSA (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Agent or Borrower, to confirm in writing to the Agent and Borrower that it will comply with the terms of this Agreement or the RSA relating to its obligations to fund prospective Loans or equity contributions (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and Borrower), (d) has otherwise failed to pay over to the Agent, any other Lender or any Loan Party any other amount required to be paid by it hereunder within one Business Day of the date when due or (e) in the case of a Lender that has a Commitment outstanding at such time, shall take (or its direct or indirect parent company has taken), any action or be (or is) the subject of any action or proceeding seeking relief under Title 11 of the United States Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. If a determination is made by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, such determination shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender; provided that no such notice shall be required in order for a Lender to qualify as a Defaulting Lender under clauses (a) through (e) above.
“DIP Claim” has the meaning set forth in Section 8.20(b).
“DIP Collateral” means all assets, property and interests in assets and property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a DIP Lien is granted or purported to be granted by such Person in favor of the Agent, for the benefit of itself and the other Secured Parties, under any of the Loan Documents, including, without limitation, pursuant to the Orders, Section 2.08 and Section 2.09.
“DIP Liens” shall have the meaning assigned to such term in the then applicable Order.
“DIP Facility” has the meaning assigned to such term in the recitals to this Agreement.
“DIP Proceeds” means the proceeds received by the Borrower from the Loans.
“DIP Termination Date” shall mean the date that all Obligations will be due and payable in full (except in the case of clause (v) below, as otherwise expressly provided herein), which such date shall be the earliest of (i) the date that is one hundred and eighty (180) days after the Petition Date, (ii) the Effective Date, (iii) the consummation of any sale of all or substantially all of the equity or assets of the Debtors pursuant to section 363 of the Bankruptcy Code (unless done pursuant to the Bankruptcy Plan), (iv) the date of Payment in Full of the Obligations in accordance with the terms of this Agreement and (v) the acceleration of the Loans and the termination of the Commitments pursuant to an Event of Default.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia other than (i) a Subsidiary substantially all of the assets of which consist of Equity Interests in a Foreign Subsidiary and (ii) a Subsidiary of a Foreign Subsidiary.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date of consummation of the Bankruptcy Plan.
“EIG” means one or more funds, accounts or Persons managed, advised, or sub-advised by or affiliated with EIG Management Company, LLC or its Affiliates.
“Electronic Signature” has the meaning assigned to such term in Section 12.06(c) of this Agreement.
“Eligible Assignee” means (a) any Lender and (b) any Related Fund or Affiliate of a Lender.
“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health and safety (insofar as either may be affected by a Release of, or exposure to, Hazardous Materials) the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Natural Gas Pipeline Safety Act of 1968, as amended, the Hazardous Liquid Pipeline Safety Act of 1979, as amended, and other environmental conservation or protection Governmental Requirements.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Conversion” has the meaning assigned to such term in Section 3.01.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the Lender thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Loan Party would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.
“ERISA Event” means (a) a Reportable Event with respect to any Plan, (b) the withdrawal of the Borrower or any of its Subsidiaries or ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the filing of a notice of intent to terminate a Plan or the treatment of an amendment to such a Plan as a termination under Section 4041(c) of ERISA, (d) the institution by the PBGC of proceedings to terminate a Plan under Section 4042 of ERISA, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, or (f) the incurrence by the Borrower or any of its Subsidiaries or ERISA Affiliates of any liability with respect to the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan.
“EU Bail‑In Legislation Schedule” means the EU Bail‑In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excepted Liens” means:
(a)Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and, in each case, for which adequate reserves have been maintained in accordance with GAAP;
(b)    Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(c)    statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or otherwise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or Midstream Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(d)    contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm‑out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by any Loan Party or materially impair the value of such Property subject thereto;
(e)    Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set‑off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Loan Party to provide collateral to the depository institution (other than pursuant to the Loan Documents);
(f)    zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Loan Party or materially impair the value of such Property subject thereto;
(g)    Liens on Cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, asset sale agreements, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;
(h)    judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;
(i)    royalties, overriding royalties, reversionary interests, production payments and similar lease burdens which (i) are customarily granted in the ordinary course of business in the oil and gas industry, (ii) are deducted in the calculation of discounted present value in the Initial Reserve Report and (iii) with respect to each Oil and Gas Property, do not operate to reduce any Loan Party’s net revenue interest in production for such Oil and Gas Property (if any) below such interests reflected in the Initial Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected or warranted in the Initial Reserve Report without a corresponding increase in the corresponding net revenue interest;
(j)    Liens to secure plugging and abandonment obligations which are not delinquent in the ordinary course of business and consistent with past practice;
(k)    Liens securing Swap Agreements entered into with a Prepetition First Lien Lender or an Affiliate thereof in accordance with the Hedge Order and this Agreement;
(l)    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business covering only the Property under such lease;
provided, further, that Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, and no intention to subordinate the Lien granted in favor of the Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
“Excluded Property” means:
(a)    any lease, license, contract, property right, agreement or other document of the Loan Party to the extent that the grant of a security interest or other Lien by the Loan Party hereunder in such lease, license, contract, property right, agreement or other document is prohibited by any Law of a Governmental Authority;
(b)    any lease, license, contract, property right or agreement to which a Loan Party is a party or any of its rights or interests thereunder, including any license hereunder that, if and for so long as the grant of such security interest or other Lien or license would constitute or result in the abandonment, termination pursuant to the terms of, or a breach or default under, any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9.406, 9.407, 9.408 or 9.409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including any Debtor Relief Law) or principles of equity); provided, however, that such security interest or other Lien shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property right or agreement that does not result in any of the consequences specified above; provided, further, that (i) no such lease, license, contract or agreement shall have been entered into for the purpose of creating “Excluded Property” under this clause (b) and (ii) the total fair market value of all Property with an individual fair market value in excess of $50,000 excluded under this clause (b) shall not exceed $2,000,000 in the aggregate at any time; and
(c)    Avoidance Actions (as defined in the Orders); provided that, subject to entry of the Final Order, the proceeds of Avoidance Actions shall not constitute Excluded Property.
provided, further, so long as any property of a Loan Party is excluded from the security interest or other Lien granted pursuant to the Security Instruments, such property shall be excluded from the term “DIP Collateral” for all purposes hereunder and under any other Loan Document; provided, however, under no circumstances shall any property that constitutes collateral for the Prepetition First Lien Secured Obligations or Prepetition Note Purchase Secured Obligations constitute “Excluded Property” hereunder.
“Excluded Taxes” has the meaning assigned to such term in Section 5.03(b).
“Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans and the Commitments held by such Lender.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Borrower, EIG and the other parties named therein.
“Final Loan” has the meaning assigned to such term in Section 2.01.
“Final Order” means the final order entered by the Bankruptcy Court in the Chapter 11 Cases (as the same may be amended, supplemented or modified from time to time after entry thereof in a manner satisfactory to the Requisite Lenders in their sole discretion and consistent with the RSA), in form and substance satisfactory to the Requisite Lenders in their sole discretion, authorizing and approving, among other things, the DIP Facility and the Transactions, substantially in the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order to a final order and other modifications consistent with the RSA as are satisfactory in form and substance to the Agent (with respect to matters relevant to or affecting the Agent) and the Requisite Lenders in their sole discretion).
“Financial Officer” means, for any Person, the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
“First Variance Testing Date” means the first Wednesday following the conclusion of the First Variance Testing Period.
“First Variance Testing Period” means the period commencing on the first calendar day following the Petition Date through the second Friday thereafter.
“Fiscal Quarter” means each fiscal quarter ending on the last day of each March, June, September and December.
“Fiscal Year” means each fiscal year of the Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.
“Guarantors” means RRI and each other Loan Party that guarantees the Obligations pursuant to Section 8.14(b).
“Guaranty Agreement” means a Guaranty Agreement in form and substance acceptable to the Agent and the Requisite Lenders made by the Loan Parties in favor of the Agent for the benefit of the Secured Parties, as the same may be amended, modified or supplemented from time to time.
“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste (including drilling fluids and any produced water), crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious materials or medical wastes.
“Hedge Claims” has the meaning assigned to such term in the Orders.
“Hedge Order” means the final order of the Bankruptcy Court authorizing the Debtors to, among other things, maintain the Prepetition Interest Rate Swaps and enter into Postpetition Hedging Arrangements (as such terms are defined in the Hedge Order), in form and substance acceptable to the Requisite Lenders.
“Hedge Termination” means any final settlement, termination, unwinding or liquidation of any Swap Agreement in respect of commodities, excluding in any event any regularly scheduled settlement payments; provided, that any such transaction generating net proceeds of $10,000 or less shall not constitute a Hedge Termination hereunder.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower or any other Loan Party, as the context may require.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Initial Budget” shall mean a 13-week operating budget setting forth line items of sufficient detail to reflect all forecasted receipts and disbursements on a weekly basis for such 13-week period beginning as of the week of the Petition Date, broken down by week, including the anticipated weekly uses of the DIP Proceeds for such period, which shall include, among other things, projected disbursements and projected cash receipts and all other information requested by the Requisite Lenders, which forecast shall be in form and substance satisfactory to the Agent and the Requisite Lenders in their sole discretion. Such Initial Budget shall be in the form set forth in Exhibit B hereto. Until amended, supplemented or replaced pursuant to Section 8.21, the Initial Budget shall constitute the “Approved Budget”.
“Initial Loan” has the meaning assigned to such term in Section 2.01.
“Initial Reserve Report” means the Reserve Report dated March 2, 2020 with an “as of” date of December 31, 2019.
“Interest” has the meaning assigned to such term in Section 3.02(a).
“Interest Payment Date” means the first Business Day of each calendar month.
“Interim Budget” shall have the meaning assigned to such term in Section 8.21.
“Interim Order” shall mean the interim order entered into by the Bankruptcy Court in the Chapter 11 Cases (as the same may be amended, supplemented or modified from time to time after entry thereof in a manner satisfactory to the Requisite Lenders in their sole discretion and consistent with the RSA) substantially in the form of Exhibit E authorizing and approving, among other things, the DIP Facility and the Transactions, which interim order is in form and substance satisfactory to the Agent (with respect to matters relevant to or affecting the Agent) and the Requisite Lenders in their sole discretion).
“Intermediate Holdco” means Rosehill Intermediate HoldCo, LLC.
“Investment” means, for any Person: (a) the acquisition (whether for Cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of goods or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or any agreement to make any such acquisition; (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person or (e) the purchase or acquisition of Oil and Gas Properties.
“IRS” has the meaning assigned to such term in Section 5.03(e).
“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.
“Lenders” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party thereto as a Lender pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto as a Lender pursuant to an Assignment Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations that burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Loan Parties shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Loan Documents” means this Agreement, the Fee Letter, the Agent Fee Letter, the Security Instruments and all other certificates, documents, instruments or agreements executed and delivered by a Loan Party for the benefit of the Agent or any Lender in connection herewith or pursuant to any of the foregoing. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits and schedules thereto, and all amendments, restatements, waivers, supplements or other modifications thereto.
“Loan Party” means the Borrower and each Guarantor.
“Loans” has the meaning assigned to such term in Section 2.01.
“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, Property, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and the other Loan Parties taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document, or (d) the rights and remedies of or benefits available to the Agent, any other Agent or any Lender under any Loan Document (other than as a result of the events leading up to, and following, the commencement of the Chapter 11 Cases and the continuation and prosecution thereof).
“Material Indebtedness” means Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of any Loan Party in an aggregate principal amount exceeding $250,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.
“Midstream Properties” means all tangible and intangible Property used in (a) gathering, compressing, treating, processing and transporting Hydrocarbons; (b) fractionating and transporting Hydrocarbons; (c) marketing Hydrocarbons; including, without limitation, gathering lines and gathering systems, pipelines and pipeline systems, storage facilities, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants, saltwater disposal facilities; and (d) any other gathering, transportation, compression, storage, processing, treating, dehydration, fractionation, generation, disposal or other similar assets related to the handling of Hydrocarbons, and together with surface leases, rights-of-way, easements and servitudes related to each of the foregoing. Unless otherwise specified herein, “Midstream Properties” shall be deemed to refer to such properties owned by the Borrower, the Guarantors and their respective Subsidiaries.
“Milestone” has the meaning assigned to such term in Section 8.19.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgaged Properties” means any Property owned by any Loan Party which is subject to the DIP Liens.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and to which any Loan Party, a Subsidiary or an ERISA Affiliate is making or accruing an obligation to make contributions or was obligated to make contributions within the last six (6) years.

“Non-U.S. Lender” has the meaning assigned to such term in Section 5.03(e).
“Note” shall mean any promissory notes evidencing the Loans made pursuant to this Agreement, if any, in the form of Exhibit C.
“NYMEX Pricing” shall mean, as of any date of determination with respect to any month (i) for crude oil, the closing settlement price for the WTI Light, Sweet Crude Oil futures contract for each month, and (ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com or any successor thereto (as such pricing may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).
“Obligations” means all liabilities and obligations of every type of each Loan Party from time to time owed to the Agent (including any former Agent), the Lenders, any Indemnitee, or any of them, in each case, under any Loan Document to which it is a party, whether for principal, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses, penalties, make-whole amounts, repayment premiums, reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and all renewals, extensions and/or rearrangements of any of the above.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights‑of‑way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; provided that the Oil and Gas Properties shall not include any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board). Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” means Oil and Gas Properties of the Borrower or any other Loan Party, as the context may require.
“Orders” means, collectively, the Interim Order and the Final Order.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation or designation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant” has the meaning assigned to such term in Section 12.04(c).
“Participant Register” has the meaning assigned to such term in Section 12.04(c).
“Patriot Act” has the meaning assigned to such term in Section 12.16.
“Payment in Full” means (a) the irrevocable payment in full in Cash or other satisfaction in accordance with the Bankruptcy Plan (including pursuant to the Equity Conversion) of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Loans outstanding under this Agreement and (b) the irrevocable payment in full in Cash or (other than with respect to obligations arising under the Agent Fee Letter) other satisfaction in accordance with the Bankruptcy Plan (including pursuant to the Equity Conversion) in respect of all other obligations or amounts that are due and payable under this Agreement (other than indemnity obligations for which notice of potential claim has not been given). “Paid in Full” has the correlative meaning thereto.
“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.
“Permitted Holders” means (a) Tema, (b) KLR Energy Sponsor, LLC and (c) their respective Affiliates.
“Permitted Priority Lien” means “Permitted Prior Liens” as defined in the Orders.
“Permitted Recipients” has the meaning assigned to such term in Section 12.11(a).
“Permitted Variances” means any variance permitted under Section 9.25 (including cash expenses and disbursements excluded for purposes of determining compliance with the Approved Budget pursuant to the proviso under Section 9.25).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” has the meaning assigned to such term in the recitals to this Agreement.
“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA but excluding any Multiemployer Plan, which (a) is currently or hereafter sponsored, maintained or contributed to by any Loan Party, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by any Loan Party, a Subsidiary or an ERISA Affiliate.

“Prepetition Collateral” means all “Collateral” (as defined in the Prepetition Note Purchase Agreement) that secures obligations under the Prepetition Note Purchase Agreement.
“Prepetition Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 28, 2018, among the Borrower, as borrower, the Prepetition First Lien Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, modified or supplemented from time to time prior to the date hereof.
“Prepetition Credit Agreement Documents” has the meaning assigned to “Loan Documents” in the Prepetition Credit Agreement.
“Prepetition Credit Facility” means the first lien reserve-based revolving credit facility established pursuant to the Prepetition Credit Agreement.
“Prepetition First Lien Administrative Agent” means JPMorgan Chase Bank, N.A., as “Administrative Agent” under the Prepetition Credit Agreement.
“Prepetition First Lien Lender” has the meaning assigned to “Lender” in the Prepetition Credit Agreement.
“Prepetition First Lien Secured Obligations” has the meaning assigned to “Secured Obligations” in the Prepetition Credit Agreement.
“Prepetition Note Agent” means the “Agent” (as defined in the Prepetition Note Purchase Agreement).
“Prepetition Note Holders” means the “Holders” (as defined in the Prepetition Note Purchase Agreement).
“Prepetition Note Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
“Prepetition Note Purchase Documents” means the “Note Documents” (as defined in the Prepetition Note Purchase Agreement).
“Prepetition Note Purchase Secured Obligations” means the “Secured Obligations” (as defined in the Prepetition Note Purchase Agreement).
“Prepetition Obligations” means, collectively, the “Prepetition First Lien Secured Indebtedness” and the “Prepetition Second Lien Secured Indebtedness”, in each case, as defined in the Orders.
“Pro Rata Share” means, as to any Lender, with respect to:
(a)    Section 2.01, the percentage obtained by dividing (i) the Commitments of that Lender by (ii) the aggregate Commitments of all the Lenders; and
(b)    all payments, computations and other matters relating to the Loans of any Lender, the percentage obtained by dividing (i) the Exposure of that Lender by (ii) the aggregate Exposure of all the Lenders.
“Production” has the meaning assigned to such term in Section 2.07(c).
“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Cash, securities, accounts and contract rights.
“Proved Developed Non-Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Developed Producing Reserves” has the meaning assigned such term in the SPE Definitions.
“Proved Oil and Gas Properties” means, with respect to any Person at the time of determination, the Oil and Gas Properties of such Person constituting Proved Reserves.
“Proved Reserves” has the meaning assigned such term in the SPE Definitions.
“Proved Undeveloped Reserves” has the meaning assigned such term in the SPE Definitions.
“Public Company” has the meaning assigned to such term in Section 12.11(b).
“Public Company Information” has the meaning assigned to such term in Section 12.11(b).
“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.
“RCRA” has the meaning assigned to such term within the definition of “Environmental Laws.”
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property (including, without limitation, Oil and Gas Properties) owned, leased or operated by any Person, whether by lease, license or other means, including easements and rights of way, together with, in each case, all improvements and fixtures located thereon.
“Recipient” has the meaning assigned to such term in Section 12.11(a).
“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.
“Register” has the meaning assigned to such term in Section 2.04(b).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in similar commercial loans and that is managed, advised or sub-advised by or affiliated with the same investment advisor as such Lender or by an Affiliate of such investment advisor. Related Fund shall, with respect to any Lender, also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations of such Lender or any other vehicle through which such Lender’s investment advisors may leverage its investments from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Remedial Work” has the meaning assigned to such term in Section 8.10(a).
“Reportable Event” means any of the events described in Section 4043(c) of ERISA and the regulations issued thereunder with respect to a Plan other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC has been waived.

“Requisite Lenders” means the Lenders having or holding Exposure representing more than fifty percent (50%) of the sum of the aggregate Exposure of all the Lenders.
“Reserve Report” means, a report, in form, scope and content delivered under the Prepetition Note Purchase Agreement, setting forth the updated estimates of Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves and projected production profiles and overall economics of the Loan Parties’ Oil and Gas Properties, together with a projection of the rate of production and future cash flows as of such date, based on the following pricing assumptions: (i) oil and gas prices will be reasonably determined by the Requisite Lenders based on the then current Strip Price, which pricing will be adjusted to reflect location, BTU content and quality differentials and hedging arrangements then in place; (ii) taking into account the Borrower’s or the applicable operator’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs; (iii) identifying and taking into account any “over-produced” or “under-produced” status under gas balancing arrangements; and (iv) the Borrower’s internally prepared Reserve Report will use similar means and methodologies as the Approved Petroleum Engineers.
“Responsible Officer” means, as to any Person, the chief executive officer, the president or any Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution or return of capital (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, conversion, cancellation or termination of any such Equity Interests.
“RRI” has the meaning set forth in the preamble hereto.
“RSA” has the meaning assigned to such term in Section 6.01(d).
“RSA Term Sheet” has the meaning assigned to such term in the RSA.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw‑Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria and Venezuela).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Parties” means, collectively, the Agent, each Lender, each Indemnitee, each other Agent, and any other Person owed Obligations and “Secured Party” means any of them individually.
“Securities Act” means the Securities Act of 1933.

“Security Instruments” means the Guaranty Agreement, the Orders, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.
“Series A Preferred Stock” means the 8.000% Series A Cumulative Perpetual Convertible Preferred Stock of RRI.
“Series B Redeemable Preferred Stock” means “Series B Preferred Stock” as defined in the Series B Redeemable Preferred Stock Purchase Agreement.
“Series B Redeemable Preferred Stock Purchase Agreement” means that certain Series B Redeemable Preferred Stock Purchase Agreement among RRI and the purchasers party thereto, dated and as in effect as of the Effective Date.
“SPE Definitions” means, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.
“Strip Price” shall mean, at any time, (a) for the remainder of the current calendar year, the average NYMEX Pricing for the remaining contracts in the current calendar year, (b) for each of the succeeding four complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding fifth complete calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fifth calendar year.
“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over‑the‑counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Tax on the Overall Net Income” of a Person means any net income (however denominated), franchise or branch profits Tax imposed on a Person by the jurisdiction in which a Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its Applicable Office) is located or in which that Person (and/or, in the case of a Lender, its Applicable Office) has a connection or is otherwise deemed to be doing business (other than a jurisdiction in which such Person is treated as having a connection or doing business solely as a result of its having executed, delivered, become a party to, performed its obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated as of April 27, 2017 by and among RRI, Tema and its successors and permitted assigns, as the “TRA Holders,” and Tema or such other Person designated as the agent under such agreement as the “Agent.”
“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass through entity) who is required to include in income amounts realized (whether or not distributed) by the Agent, a Lender or any Tax Related Person of any of the foregoing.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed, collected or withheld by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tema” means Tema Oil and Gas Company, a Maryland corporation or its Affiliates.
“Transaction Costs” means all premiums, fees, costs and expenses incurred or payable by or on behalf of the Borrower or any Subsidiary in connection with the Transactions or in connection with the negotiation, execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, including to fund any upfront fees, agency fees, legal fees or fees of other advisors and to grant and perfect any security interests.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, the Borrowings hereunder and the use of the proceeds thereof and the grant of the DIP Liens by the Loan Parties on the DIP Collateral pursuant to this Agreement, the Orders and the Security Instruments, (b) the commencement and filing of the Chapter 11 Cases and (c) the payment of the Transaction Costs (other than with respect to Transaction Costs owed pursuant to the Agent Fee Letter, to the extent permitted by the Bankruptcy Plan).
“U.S. Person” means a Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(e)(iii).
“Variance Testing Date” means the First Variance Testing Date and each two-week anniversary thereafter.
“Variance Testing Period” has the meaning set forth in Section 8.01(n).
“Wholly‑Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully‑diluted basis, are owned by the Borrower, the Guarantors and/or one or more of the Wholly‑Owned Subsidiaries.
“Write‑Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write‑down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule.
Section 1.03    [Reserved].
Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” and “until” means “to but excluding” and the word “through” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the initial financial statements delivered under Section 8.01, except for changes in which RRI’s independent certified public accountants concur and which are disclosed to the Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Requisite Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, for the purposes of calculating compliance with any covenant in this Agreement or any other Loan Document, no effect shall be given to any change in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 or a substantially similar pronouncement.
ARTICLE II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein and in the Orders, and relying upon the representations and warranties set forth herein, each Lender severally and not jointly agrees to make loans (each such loan, a “Loan”, and collectively the “Loans”) to the Borrower in an aggregate amount not to exceed such Lender’s Commitment on the applicable date of Borrowing. The Borrower may request Borrowings of the Loans on two occasions, of which (i) the first shall be made on the Closing Date or within three (3) Business Days thereof, in an aggregate principal amount of $8,750,000 (the “Initial Loan”) and (ii) the second shall be made on the date of entry of the Final Order or within three (3) Business Days thereof, in an aggregate principal amount of $8,750,000, in each case subject to the terms and conditions set forth herein and in the Orders (such Loans, the “Final Loans”). Amounts borrowed under this Section 2.01 which are repaid or prepaid may not be reborrowed.
Section 2.02    Loans and Borrowings.
(a)    All DIP Proceeds shall be deposited (and maintained until disbursed to a non-Debtor pursuant to a transaction permitted under this Agreement) in an Account of the Borrower subject to a perfected lien in favor of the Agent for the benefit of the Secured Parties as provided for in the Orders and with the junior priority provided for in the Orders and invested at all times in cash and Cash Equivalents.
(b)    Notes. If requested by a Lender, the Loans made by such Lender shall be evidenced by a single Note of the Borrower, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment Agreement, as of the effective date of the Assignment Agreement, payable to such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. Upon request from a Lender, in the event that any such Lender’s Commitment increases or decreases for any reason, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount and interest rate of each Loan made by such Lender, and all payments made on account of the principal thereof, may be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 2.03    Request for Borrowings. To request a Borrowing, the Borrower must give to the Agent written or electronic notice in the form of the Borrowing Notice (or telephonic notice promptly confirmed in writing in the form of the Borrowing Notice) of the requested Loans to be made by the Lenders. Such Borrowing Notice must:
(a)    specify the aggregate amount of the requested Borrowing;
(b)    the date of such Borrowing, which shall be a Business Day;
(c)    specify the location and number of the Borrower’s account to which funds are to be disbursed; and
(d)    be received by the Agent no later than 10:00 a.m., New York, New York time, (i) three (3) Business Days in the case of the Initial Loan and (ii) fifteen (15) Business Days, in the case of the Final Loans, prior to the requested Borrowing Date.
Such written request or confirmation must be made in the form and substance of the Borrowing Notice, duly completed. A telephonic request (if any) shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of such Borrowing Notice, the Agent shall give each Lender prompt notice of the terms thereof and of the amount of such Lender’s Pro Rata Share of the Borrowing. Each Lender will on the date requested promptly remit to the Agent, at the Agent’s Account, the amount of such Lender’s Loans in immediately available funds, and upon receipt of such funds, the Agent shall promptly make such funds available to the Borrower.
Section 2.04    Evidence of Debt; Register; the Lender’s Books and Records; Loans.
(a)    The Lender’s Evidence of Indebtedness. Each Lender shall maintain in its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans held by such Lender and each repayment and prepayment in respect thereof. The failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Loans. In the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)    Register. The Agent shall maintain at Agent’s Office a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Borrower, and a redacted version of the Register showing the entries with respect to any Lender shall be available for inspection by such Lender, at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive and binding on the Loan Parties, the Agent and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Loan Parties’ Obligations in respect of any Loan. The Borrower, the Agent and the Lenders shall treat each Person in whose name any Loan shall be registered as the owner and the Lender thereof for all purposes hereof. The Borrower hereby designates the entity serving as Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.04(b), and the Agent shall be entitled to all of the rights, privileges and immunities afforded to it hereunder in the performance of such duties.
Section 2.05    Funding of Borrowings.
(a)    Funding by the Lenders. Subject to the satisfaction of the conditions set forth in Article VI, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to one or more deposit accounts of the type described in Section 2.02(a). Notwithstanding anything to the contrary herein, any Lender may make any of its Loans to be made by it hereunder by wire transfer of immediately available funds directly to one or more deposit accounts of the type described in Section 2.02(a). Nothing in this Agreement or the other Loan Documents shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligations to fulfill its Commitments hereunder or to prejudice any rights that the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(b)    Presumption of Funding by the Lenders. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.06    Termination and Reduction of Commitments. Commitments hereunder shall automatically terminate in full on the DIP Termination Date and in part on each Borrowing date, in an aggregate amount equal to the principal amount of the Loans made as of such date of Borrowing.
Section 2.07    Priority and Liens; Lien and Payment Subordination; Standstill; Turnover Provisions. Notwithstanding anything else to the contrary contained herein or in any other Loan Document (other than the Orders),
(a)    Each of the Loan Parties hereby covenants, represents and warrants that, upon entry of the applicable Order and the delivery and execution of this Agreement, the Obligations of the Loan Parties under the Loan Documents shall at all times be entitled to the claim status, and be secured by Liens that are subject to the priority, in each case, as set forth in the Orders.
(b)    All of the Liens described in this Section 2.07 shall be effective and perfected upon entry of the Interim Order or Final Order, as applicable, without the necessity of the execution, recordation of filings by the Debtors or any other Person of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents or notices, or the possession, control or other acts by any Agent or any other Person of, or over, any DIP Collateral, as set forth in the Interim Order or Final Order, as applicable. The Requisite Lenders, or the Agent on behalf of the Lenders, shall be permitted, but not required, to make any filings, deliver any notices or take any other acts as may be desirable under state law in order to reflect the perfection and priority of the Secured Parties’ claims described herein and the Loan Parties shall as promptly as practicable after any such request take any and all actions to make or facilitate such filings, deliveries, notices and other actions.
(c)    Subject in all respects to the priorities and other reservations set forth in Section 2.07(a) above, and in furtherance of and not in limitation of the collateral granted pursuant to the Orders, the Loan Parties hereby grant to the Agent on behalf of the Secured Parties a security interest in, and mortgage on, and deed of trust in, all of the right, title and interest of the Loan Parties in all Real Property owned or leased by the Loan Parties, together in each case with (i) all as-extracted collateral and all oil, gas and other Hydrocarbons and minerals produced from or allocated to the Real Property, and any products processed or obtained therefrom (herein collectively called the “Production”), and all Liens in the Production securing payment of the proceeds of the Production, including those Liens provided under statutes enacted in the jurisdictions in which the Real Property is located, (ii) all equipment, inventory, improvements, fixtures, accessions, goods and other personal property of whatever nature now or hereafter located on or used or held for use in connection with the Real Property (or in connection with the operation thereof or the treating, handling, storing, transporting, processing or marketing of Production) and all renewals or replacements thereof or substitutions therefor, (iii) all contract rights, contractual rights and other general intangibles related to the

Real Property, the operation thereof (whether the respective Loan Party is operator or non-operator), or the treating, handling, storing, transporting, processing or marketing of Production, or under which the proceeds of Production arise or are evidenced or governed, (iv) all geological, geophysical, engineering and seismic data together with the applicable Loan Party’s proprietary interpretations thereof and all accounting, title, legal and other technical or business data and records, and logs, lease files, well files and other books and records (including computerized records and data) concerning the Real Property or the Production that are in possession of any Loan Party or are licensed to any Loan Party and/or in which any Loan Party can otherwise grant a security interest, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data, (v) all money, documents, instruments, chattel paper, securities, accounts or general intangibles arising from or by virtue of any transaction related to the Real Property or the Production and (vi) all proceeds of the DIP Collateral or payments in lieu of Production (such as “take or pay” payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property or other assets. The Loan Parties hereby acknowledge that, pursuant to the Orders, the DIP Liens in favor of the Agent on behalf of the Secured Parties in all of such Real Property owned or leased by the Loan Parties shall be perfected without the recordation of any instruments of mortgage or assignment and the Agent and the other Secured Parties shall have the benefit of the Orders.
(d)    Subject in all respects to the priorities and other reservations set forth in Section 2.07(a) above, and in furtherance of and not in limitation of the collateral granted pursuant to the Orders, each Debtor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of such Debtor’s right, title and interest in and to all of the following real and personal property, in each case whether now owned or existing or hereafter acquired, possessed or arising, whether tangible or intangible, wherever located, including any such property in which a security interest is granted to the Agent pursuant to, as applicable, the Loan Documents, the Orders, or any other order of the Bankruptcy Court to secure the Obligations:
(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;
(iv)    all Documents;
(v)    all General Intangibles, including Payment Intangibles and all Intellectual Property;
(vi)    all Goods, including Inventory, Equipment and Fixtures;
(vii)    all Instruments;
(viii)    all Investment Property;
(ix)    all Letter-of-Credit Rights and other Supporting Obligations;
(x)    all Records;
(xi)    all Commercial Tort Claims;
(xii)    all books and records relating to any of the foregoing;
(xiii)    all leasehold interests in real property;
(xiv)    rights, claims or causes of action that the Loan Parties may have with respect to any DIP Collateral;

(xv)    proceeds of all present and future claims, rights, interests, assets and properties recovered by or on behalf of the Loan Parties or any trustee of any Loan Party (whether in the Chapter 11 Cases or any subsequent case to which any Chapter 11 Case is converted), including, without limitation, all such property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to, inter alia, Sections 542, 544, 545, 547, 548, 549, 550, 552 and 553 of the Bankruptcy Code, subject to the terms of the Orders;
(xvi)    subject to entry of the Final Order, Proceeds of any Avoidance Actions; and
(xvii)    all Proceeds and Accessions with respect to any of the foregoing DIP Collateral.
Each category of DIP Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC), it being the intention of Debtors that the description of the DIP Collateral set forth above be construed to include the broadest possible range of assets.
Section 2.08    No Discharge; Survival of Claims. Except as otherwise contemplated by the RSA, until Payment in Full, each of the Borrower and the Guarantors agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization or liquidation in any Chapter 11 Case (and each of the Borrower and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the DIP Claims and the DIP Liens granted to the Agent pursuant to the Orders and described in Section 2.07(d) shall not be affected in any manner by the entry of an order confirming a plan of reorganization or liquidation in any Chapter 11 Case.
Section 2.09    Grant of Security; Security for Obligations; Debtors Remain Liable.
(a)    Notwithstanding anything herein to the contrary, and subject to the terms of the Orders, in no event shall the DIP Collateral include (nor shall any defined term used therein include), and no Debtor shall be deemed to have granted a security interest in, any of such Debtor’s rights or interests in any Excluded Property.
(b)    This Agreement secures, and the DIP Collateral is collateral security for, the prompt payment in full when due and owing, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations. It is the intention of the parties that if the Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, the provisions of this Agreement and/or the other Loan Documents, together with the Orders, all financing statements and other public financing relating to Liens filed or recorded by the Agent against the Loan Parties and, with respect to all Loan Parties, the Orders and any other order entered by the Bankruptcy Court to secure the Obligations, would be sufficient to create a perfected DIP Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the DIP Collateral.
(c)    Anything contained herein to the contrary notwithstanding, (a) each Debtor shall remain liable under any contracts and agreements included in the DIP Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of its rights hereunder or under any other Loan Document shall not release any Debtor from any of its duties or obligations under the contracts and agreements included in the DIP Collateral unless the Agent has expressly in writing assumed such duties and obligations and released the Debtors from such duties and obligations, and (c) none of the Secured Parties shall have any obligation or liability under any contracts, licenses, and agreements included in the DIP Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder unless any such Secured Party has expressly in writing assumed such duties and obligations and released the Debtors from such duties and obligations.
ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01    Repayment of the Loans. Subject to the next sentence, the Borrower hereby unconditionally promises to pay to the Agent for the ratable account of each Lender the then unpaid principal amount of, and unpaid and accrued interest on, each Loan of such Lender made to the Borrower on the DIP Termination Date, in cash without further application to or order of the Bankruptcy Court. Notwithstanding the foregoing sentence or anything else to the contrary in this Article III, (a) the Borrower’s repayment obligations hereunder (including with respect to principal, interest, fees and expenses) shall be subject to the Bankruptcy Plan and (other than with respect to Obligations arising under the Agent Fee Letter) the payment subordination, equity conversion and turnover provisions in the Orders (including paragraphs 6(f), 6(g) and 6(h)) thereof) and (b) on the Effective Date, each Lender shall receive in full satisfaction of the Obligations owing to it (other than as described in the following proviso) certain non-cash consideration in the form of common equity in the reorganized Loan Parties (or an entity wholly owned by a Loan Party or directly owning all or substantially all of the assets of or equity in a Loan Party, in each case pursuant to the Bankruptcy Plan) in accordance with, and pursuant to, the Bankruptcy Plan (the “Equity Conversion”); provided that, for the avoidance of doubt, (i) accrued but unpaid expenses of the Agent and the Lenders may be paid in cash as contemplated by (and, with respect to Tema, as permitted by) the Bankruptcy Plan and (ii) accrued but unpaid interest (including interest paid in kind) payable to the Lenders and the Upfront Fees (as defined in the Fee Letter) payable to the entities designated as recipients of Upfront Fees in the Fee Letter and accrued, in each case, may be paid in cash to the extent permitted by the Bankruptcy Plan (with any portion of interest or Upfront Fees not permitted to be paid in cash on the Effective Date being deemed discharged or otherwise extinguished).
Section 3.02    Interest; Fees.
(a)    Interest. The Loans shall at all times bear interest at a rate equal to 8.00% per annum (the “Applicable Rate”) (as such amount may be increased pursuant to Section 3.02) (“Interest”). Interest on the Loans shall be automatically paid in kind by adding the amount of such interest payment to the principal amount of the Loans on such Interest Payment Date and shall thereafter bear Interest as provided under this clause (a); provided that any such accrued Interest that was paid-in-kind or otherwise is accrued and unpaid under this clause (a) shall be paid in cash on the Effective Date to the extent that (i) the Secured Notes Interest Payment (as defined in the Bankruptcy Plan) shall have been paid in full in cash and (ii) the sum of (A) unrestricted cash and Cash Equivalents of the Loan Parties (which shall include cash and Cash Equivalents subject to a Lien in favor of the secured parties under the Amended Revolving Credit Agreement) and (B) availability under the conforming tranche of the revolving credit facility to be documented pursuant to the Amended Revolving Credit Agreement is greater than or equal to $20,000,000 as of the Effective Date (after giving effect to (x) the payment of any portion of such Interest that is to be paid in accordance with this proviso (together with payment of any portion of the Upfront Fees then due and payable to the entities designated as recipients thereof in the Fee Letter on the Effective Date pursuant to the Fee Letter that is to be paid on such date) and (y) the consummation of the restructuring transactions contemplated by the RSA (other than payments of any amounts subordinated to the payment of the Interest pursuant to the terms of the RSA)). Any portion of the Interest that is not permitted to be paid in cash on the Effective Date pursuant to the foregoing sentence shall be deemed discharged or otherwise extinguished on the Effective Date.
(b)    Interest Payment Dates. Subject to Section 3.02(a) above, interest on each Loan shall be due and payable in kind on each Interest Payment Date to the Lenders of record in the Register on such Interest Payment Date. All interest payable hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Default Interest. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, and if the Requisite Lenders so elect, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any due and unpaid interest payments on the Loans or any fees or other amounts due and owing hereunder shall from the date of occurrence of such Event of Default bear interest at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Loans (without giving effect to this Section 3.02(c)) (which election may be revoked by the Requisite Lenders notwithstanding any provision of Section 12.02(b) requiring the consent of “each Lender that would be affected thereby” for reductions of interest rates on the Loans) and shall be payable in the same manner as other interest payments pursuant to Section 3.02(a).

Payment or acceptance of the increased rates of interest provided for in this Section 3.02(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.
(d)    Agent Fee. The Borrower will pay to the Agent for its own account, a fee as set forth in the Agent Fee Letter.
(e)    Calculations. The Agent shall as soon as practicable (but in any event no later than three (3) Business Days prior to any Interest Payment Date or the date of any other amount payable under this Section 3.02) notify the Borrower and the Lenders of the effective date and the amount of each Interest, fee or other payment under this Section 3.02. Each determination of an interest rate, interest payment amount or fee payment amount by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. Concurrent with each notice delivered pursuant to this Section 3.02(e), the Agent shall deliver to the Borrower and each Lender a statement showing the quotations used by the Agent in determining any interest rate, if applicable, and the calculations related to any interest payment amount or fee payment amount.
(f)    Other Fees. The Borrower agrees to pay directly to each Lender the fees set forth in the Fee Letter.
Section 3.03    Voluntary Prepayments. The Borrower shall be prohibited from making any voluntary prepayments of the Loans or voluntarily terminating the Commitments hereunder other than pursuant to the Equity Conversion or as permitted by the Orders.
Section 3.04    [Reserved]
Section 3.05    Application of Payments. Subject to the Orders and Section 2.07(a), any payment of any Loan made in Cash in compliance with Sections 3.01 or 3.03 shall be applied as follows:
(a)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such;
(b)    second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders and the other Indemnitees listed under Section 12.03 under the Loan Documents;
(c)    third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Loans;
(d)    fourth, [reserved];
(e)    fifth, pro rata to payment of principal outstanding on the Loans which have not yet been reimbursed by or on behalf of the Borrower at such time;
(f)    sixth, pro rata to any other Obligations; and
(g)    seventh, any excess, after all of the Obligations shall have been Paid in Full in Cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
Section 3.06    General Provisions Regarding Payments. Subject to the Orders and Sections 2.07(a), 3.01 and 3.03:
(a)    Except payments made in accordance with Section 3.01 and Section 3.02, all payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds without recoupment, setoff, counterclaim or other defense, and delivered to the Agent not later than 12:00 p.m. (New York,

New York time) on the date due to the Agent’s Account for the account of the Lenders; funds received by the Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.
(b)    All prepayments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
(c)    The Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Agent.
(d)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.
(e)    The Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds at or prior to 12:00 p.m. (New York, New York time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Agent until the later of (i) the time such funds become available funds, and (ii) the next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at the applicable rate determined pursuant to Section 3.02(a) from the date such amount was due and payable until the date such amount is paid in full.
(f)    If an Event of Default shall have occurred and not otherwise been waived, all payments or proceeds received by the Agent hereunder in respect of any of the Obligations shall be applied first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent (including any costs and expenses related to foreclosure or realization upon, or protecting, DIP Collateral) in its capacity as such, second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders and the other Indemnitees listed under Section 12.03 under the Loan Documents, third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Loans, fourth, [reserved], fifth, pro rata to payment of principal outstanding on the Loans which have not yet been reimbursed by or on behalf of the Borrower at such time, sixth, pro rata to any other Obligations, and seventh, any excess, after all of the Obligations shall have been Paid in Full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set‑offs
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs. Subject to the Orders and Sections 2.07(a), 3.01 and 3.03:
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.01, Section 5.03 or otherwise) prior to 11:00 a.m. (New York, New York time) on the date when due, in immediately available funds, without defense, deduction, recoupment, set‑off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Security Instruments with respect to amounts realized from the exercise of rights with respect to Liens on the DIP Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans purchased and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase Loans (which it shall be deemed to have purchased from each seller of a Loan simultaneously upon the receipt by such seller of its portion of such payment) in the ratable Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such Loans shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any Lender may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Borrower to that Lender with respect thereto as fully as if that Lender were owed the amount of the Loan made by that Lender.
Section 4.02    Certain Deductions by the Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a) or Section 4.01 then the Agent shall (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Agent shall receive any payment in respect of principal of a Loan while one or more Defaulting Lenders shall be party to this Agreement, the Agent shall apply such payments first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Pro Rata Share of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).
Section 4.03    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Agent (and subject to the stated conditions) as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request in writing (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement as delivered to the Agent together with written instructions from the Borrower as to the required application of such funds in order to comply with such order, to the extent necessary; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement as delivered to the Agent together with written instructions from the Borrower as to the required application of such funds in order to comply with such order, to the extent necessary; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction in an order directed to the Agent; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE V
Increased Costs; Taxes
Section 5.01    Increased Costs. Subject to the provisions of Section 5.03 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (a) subjects such Lender (or its Applicable Office) to any additional Tax (other than any Indemnified Tax or any Excluded Tax) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its Applicable Office) of principal, interest, fees or any other amount payable hereunder or its deposits, reserves or capital attributable thereto; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its Applicable Office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to purchase, purchasing or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its Applicable Office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall reasonably determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 5.01, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
Section 5.02    [Reserved].
Section 5.03    Taxes.
(a)    Payments Free of Taxes. All sums payable by or on account of any Loan Party hereunder and under the other Loan Documents shall (except to the extent otherwise required by law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.
(b)    Withholding of Taxes. If any Loan Party or the Agent is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Loan Documents: (i) any Loan Party shall notify the Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) any Loan Party or the Agent shall be entitled to make such deduction or withholding and shall pay (or cause to be paid) any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto; (iii) if such Tax is an Indemnified Tax, the sum payable by such Loan Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding (including such deductions and withholding applicable to additional sums payable under this Section), Agent or such Lender, as the case may be, and each of their Tax Related Persons receives on the due date a net sum equal to what it would have received had no such deduction or withholding been made; and (iv) within thirty (30) days after making any such deduction or withholding, the Loan Party shall deliver to the Agent evidence satisfactory to the other affected parties of such deduction or withholding and of the proper remittance thereof to the relevant taxing or other Governmental Authority; provided, that for the avoidance of doubt, no such additional amount shall be required to be paid to any Lender or Agent under clause (iii) above for, and Indemnified Taxes shall not include, any of the following Taxes, (A) any U.S. federal withholding Tax imposed pursuant to a Law in effect and applicable as of the date hereof (in the case of each Lender listed on the signature pages hereof) or as of the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) or on the date the Lender changes its Applicable Office, except, in each case, to the extent that, pursuant to Section 5.03, amounts with respect to such U.S. federal withholding Taxes were payable (1) to such Lender’s assignor (including each of their Tax Related Persons) immediately before such Lender becomes a party hereto or (2) such Lender immediately before such Lender changed its Applicable Office, (B) any Tax on the Overall Net Income of the Lender or its Tax Related Persons, (C) any U.S. federal withholding Tax imposed under FATCA or (D) any Tax attributable to the Lender’s failure to comply with Section 5.03(e) (all such amounts described in clause (A), (B), (C) and (D), “Excluded Taxes”).
(c)    Other Taxes. In addition, the Loan Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Loan Parties shall deliver to the Agent official receipts or other evidence of such payment reasonably satisfactory to the Requisite Lenders in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall indemnify Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or incurred by the Agent or such Lender or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Loan Document or any payment or transaction contemplated hereby or thereby, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and all reasonable expenses and costs arising therefrom or with respect thereto; provided, however, that the Loan Parties shall not be required to indemnify Agent and Lenders in duplication of Indemnified Taxes covered by Section 5.03(b) or Section 5.03(c). Notwithstanding the foregoing, any indemnification under this Section 5.03(d) shall be made on an after-Tax basis (including any Tax on the Overall Net Income), such that after all required deductions and payments of all Taxes and any expenses and costs, each of the Agent, the Lenders and each of their respective Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Taxes or expenses and costs. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Administrative Requirements; Forms Provision. Each Lender that is a U.S. Person for U.S. federal income tax purposes shall deliver to the Borrower and the Agent, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or Agent (each in the reasonable exercise of its discretion), two executed copies of Internal Revenue Service (the “IRS”) Form W-9 establishing an exemption from a U.S. federal backup withholding Tax. Each Lender that is not a U.S. Person for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Agent and the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or joinder agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or Agent (each in the reasonable exercise of its discretion), whichever of the following described in clauses (i) through (iv) below is applicable, accurately completed and in a manner reasonably acceptable to the Borrower:
(i)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    two executed copies of IRS Form W-8ECI;
(iii)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 ”percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)    to the extent a Non-U.S. Lender is not the beneficial owner of a Loan, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are eligible to claim the portfolio interest exemption, such Non-U.S. Lender shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.
Each Lender required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 5.03(e) hereby agrees, from time to time after the initial delivery by such

Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Agent and the Borrower two new executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8ECI (or any successor form(s) of any of the foregoing), and as applicable, a U.S. Tax Compliance Certificate properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of U.S. federal income Tax with respect to payments to such Lender under the Loan Documents or is subject to deduction or withholding at a reduced rate, or notify the Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. Nothing in this Section 5.03 shall be construed to require a Lender (or any Tax Related Person of any Lender) to provide any forms or documentation that, in the Lender’s reasonable judgment, would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
On or before the date on which Agent (and any successor replacement Agent) becomes the Agent, it shall deliver to the Borrower two executed copies of IRS Form W-9 establishing an exemption from U.S. federal backup withholding Tax. The Agent (or, upon assignment or replacement, any assignee or successor) agrees that if any form or certification it previously delivered expires or becomes obsolete, it shall update such form or certification or promptly notify the Borrower in writing of its inability to do so.
(f)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
ARTICLE VI
Conditions Precedent
Section 6.01    Closing Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in writing (including by email) by the Agent acting at the direction of the Requisite Lenders (or, with respect to the conditions in paragraphs (a), (d), (f), (k), (l), (n), and (q) at the direction of all of the Lenders)):
(a)    The Agent shall have received from each party thereto counterparts (in such number as may be requested by the Agent) of this Agreement, the Fee Letter, the Agent Fee Letter and the Guaranty Agreement signed on behalf of such party.
(b)    The Agent shall have received a certificate of a Responsible Officer of each of RRI and each Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Person to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Person (y) who are authorized to sign the Loan Documents to which such Person is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by‑laws or other applicable Organizational Documents of such Person, certified as being true and complete. The Agent and the Lenders may conclusively rely on such certificate until the Agent receives notice in writing from such Person to the contrary.

(c)    The Agent shall have received certificates of the appropriate State agencies, as requested by the Requisite Lenders, with respect to the existence, qualification and good standing of RRI and each Loan Party in each jurisdiction where any such Person is organized.
(d)    The Restructuring Support Agreement dated as of June 30, 2020, among the Debtors, the Prepetition First Lien Administrative Agent, the requisite Prepetition First Lien Lenders, the Prepetition Note Holders and EIG in its capacity as holder of Series B Redeemable Preferred Stock and the other parties thereto (the “RSA”) shall continue to be in full force and effect according to its terms and shall not have been breached by any of the parties thereto (other than EIG or the Prepetition Note Holders) in a manner that gives rise to a termination event under the RSA.
(e)    The Agent and the Lenders shall have received the Initial Budget.
(f)    The Petition Date shall have occurred.
(g)     [Reserved.]
(h)    All first day motions, including those related to the DIP Facility, filed by the Loan Parties and related orders entered by the Bankruptcy Court in the Chapter 11 Cases shall be in form and substance reasonably satisfactory to the Requisite Lenders and all such orders shall not have been vacated stayed, reversed, modified or amended in any manner without the prior written consent of the Requisite Lenders (which shall not be unreasonably withheld).
(i)    [Reserved.]
(j)    All reasonable out-of-pocket fees, charges and expenses (including reasonable and documented fees and expenses of outside counsel and investment banker fees) of the Agent and the Requisite Lenders that have been properly submitted for payment to Borrower shall have been paid (or will be paid with the proceeds of the Loans authorized under the Interim Order).
(k)    Subject to entry of the Interim Order, the Agent, for the benefit of the Lenders, shall have a valid and perfected DIP Lien on and security interest in the DIP Collateral of the Debtors on the basis and with the priority set forth therein.
(l)    Other than the Chapter 11 Cases, there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any Governmental Authority or facts or circumstances that, in the reasonable opinion of the Agent and the Requisite Lenders, materially and adversely affects any of the Transactions contemplated hereby, or that has or could be reasonably likely to result in a Material Adverse Effect.
(m)    [Reserved.]
(n)    The Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Requisite Lenders certifying that (i) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (ii) no Event of Default or Default exists and (iii) other than the Chapter 11 Cases, no Material Adverse Effect has occurred since June 30, 2020.
(o)    The Agent shall have received UCC, tax and judgment lien searches in form and substance reasonably satisfactory to the Agent.
(p)    The Agent shall have received (for distribution to the Lenders) all documentation and other information (including Beneficial Ownership Certifications) about the Loan Parties as shall have been reasonably requested in writing by the Agent at least three (3) Business Days prior to the Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation, and if the

Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower, in each case, that has been requested in writing by the Agent or any Lender not less than three (3) Business Days before the Closing Date.
(q)    The Loan Parties shall have received all material consents and permits required by any Governmental Authority in connection with the consummation of the Transactions.
The Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
Section 6.02    Each Credit Event. The obligations of the Lenders to make any Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in writing (including by email) by the Agent acting at the direction of the Requisite Lenders (or, with respect to the conditions in paragraphs (a), (b), (d) and (e) at the direction of all of the Lenders):
(a)    The representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, in all respects) as of the date of the Borrowing (or as of such earlier date if the representation or warranty specifically relates to an earlier date).
(b)    No Default or Event of Default shall have occurred or be continuing after giving effect to the Borrowing.
(c)    The Agent shall have received a Borrowing Notice by the time required under Section 2.03, provided, that the date of funding of the Final Loan requested therein may be extended as necessary to allow satisfaction of the condition described in clause (e) below.
(d)    In the case of an Initial Loan, (i) the Interim Order shall be in full force and effect and shall not have been vacated, stayed or reversed or modified or amended in any respect without the prior written consent of the Agent and the Requisite Lenders in their sole discretion and (ii) the Borrower shall be in compliance with the Interim Order in all material respects.
(e)    In the case of a Final Loan, (i) the Final Order shall be in full force and effect and shall not have been vacated, stayed or reversed or modified or amended in any respect without the prior written consent of the Agent and the Requisite Lenders in their sole discretion and (ii) the Borrower shall be in compliance with the Final Order in all material respects.
(f)    The Borrower shall be in pro forma compliance with Section 9.25 after giving effect to the application of the DIP Proceeds.
ARTICLE VII
Representations and Warranties
Each of the Loan Parties represents and warrants to the Lenders that:
Section 7.01    Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, subject to the entry by the Bankruptcy Court of the applicable Orders has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such licenses, authorizations, consents, approvals and foreign qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02    Authority; Enforceability. Subject to the entry by the Bankruptcy Court of the applicable Orders, the Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, owner action. Subject to the entry by the Bankruptcy Court of the applicable Orders, each Loan Document to which each Loan Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of any Loan Party and any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect and other than (i) the recording and filing of financing statements as required by this Agreement, (ii) the Interim Order and the Final Order, as applicable and (iii) those third party authorizations, approvals or consents that are customarily obtained following closing, (b) will not violate (i) in any material respect, any applicable law or regulation or any order of any Governmental Authority or (ii) the Organizational Documents of any Loan Party, (c) will not violate or result in a default under any indenture, note, credit agreement or other similar instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party (other than the Prepetition First Lien Credit Documents and Prepetition Second Lien Note Documents, in each case, as defined in the Orders) and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the DIP Liens created by the Loan Documents and Orders and the Liens arising in respect of the Prepetition Credit Agreement and the Prepetition Note Purchase Agreement pursuant to the Orders and other Liens created pursuant to the Orders).
Section 7.04    Financial Condition; No Material Adverse Change; Budget.
(a)    Since June 30, 2020, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) other than as resulting from the Transactions, the business of the Borrower and the Loan Parties has been conducted only in the ordinary course consistent with past business practices.
(b)    Neither the Borrower nor any other Loan Party has on the date of this Agreement, after giving effect to the Transactions, any material Debt or preferred Equity Interests (other than the Obligations, the Prepetition Obligations, the Borrower Preferred Units, the Series A Preferred Stock and the Series B Redeemable Preferred Stock) or any contingent liabilities, off‑balance sheet liabilities or partnerships, liabilities for taxes, or unusual forward or long‑term commitments or unrealized or anticipated losses from any unfavorable commitments.
(c)    The Borrower has heretofore furnished to the Agent the Initial Budget. The Initial Budget and each Budget Update delivered thereafter are based on good faith estimates and assumptions believed by management of the Borrower to be reasonable and fair in light of current conditions and facts known to the Borrower at the time delivered.
Section 7.05    Litigation.    Other than as stayed upon the commencement of the Chapter 11 Cases, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against any Loan Party that (i) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any Loan Document or the Transactions.
Section 7.06    Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (or for each Loan Party’s Oil and Gas Properties where another party other than such Loan Party is the operator, to the knowledge of the Borrower could not reasonably be expected to have a Material Adverse Effect):

(a)    While the Loan Parties have operated Properties, the Loan Parties and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;
(b)    the Loan Parties have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and no Loan Party has received any written notice that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;
(c)    the Loan Parties have not received any written claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against any Loan Party or any of their respective Properties or as a result of any operations at the Properties;
(d)    none of the Loan Parties owns or operates a treatment, storage, or disposal facility requiring a permit under the RCRA, regulations thereunder or any comparable state delegated Resource Conservation and Recovery Act program;
(e)    except as permitted under applicable laws, there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials attributable to the operations of any Loan Party at, on, under or from any Loan Party’s Properties and there are no investigations, remediations, abatements, removals of Hazardous Materials required under applicable Environmental Laws relating to such Releases or threatened Releases or at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;
(f)    no Loan Party has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials, including at, under, or Released or threatened to be Released from any real properties offsite the Loan Party’s Properties and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;
(g)    to the Loan Party’s knowledge, there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any Loan Party or relating to any of their Properties that would reasonably be expected to form the basis for a claim against any Loan Party for damages or compensation and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure;
(h)    no Loan Party has assumed or retained any liability of another Person under Environmental Law or relating to Hazardous Materials, and, to the Borrower’s knowledge, no Loan Party otherwise has any liability under any Environmental Laws or relating to Hazardous Materials; and
(i)    the Loan Parties have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non‑compliance with or liability under Environmental Laws) that are in any Loan Party’s possession or control and relating to their respective Properties or operations thereon.
Section 7.07    Compliance with the Laws and Agreements; No Defaults.
(a)    Subject to the entry of the Orders, as applicable, each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    No Loan Party is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require such Loan Party to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or other similar instrument pursuant to which any Material Indebtedness is outstanding or by which the Loan Parties or any of their Properties is bound (in each case, which is not stayed by the filing of the voluntary petition to commence the Chapter 11 Cases).
(c)    No Default has occurred and is continuing.
Section 7.08    Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09    Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. To the knowledge of the Loan Parties, no material proposed Tax assessment is being asserted with respect any Loan Party.
Section 7.10    ERISA. Except for matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)    Each Plan is, and has been, operated, administered and maintained in substantial compliance with, and the Borrower and each ERISA Affiliate have complied with ERISA, the terms of the applicable Plan and, where applicable, the Code.
(b)    No act, omission or transaction has occurred that could result in imposition on the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.
(c)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower or any ERISA Affiliate has been or is reasonably expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan.
(d)    No ERISA Event with respect to any Plan has occurred that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Plan or the PBGC.
(e)    The actuarial present value of the benefit liabilities under each Plan does not, as of the end of the Borrower’s most recently ended Fiscal Year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.
(f)    Neither the Borrower nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six‑year period preceding the date hereof sponsored, maintained or contributed to, or had any actual liability to any Multiemployer Plan.
Section 7.11    Disclosure; No Material Misstatements. The Loan Parties have disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other existing facts and circumstances applicable to any Loan Party, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial or other information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There are no statements or conclusions in any Reserve Report delivered hereunder which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and the Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
Section 7.12    Insurance. For the benefit of each Loan Party, the Borrower has (a) all insurance policies sufficient for the compliance by the Loan Parties with all material Governmental Requirements and all material agreements and (b) insurance coverage, or self‑insurance, in at least such amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties. Schedule 7.12, as of the date hereof, sets forth a list of all insurance maintained by the Borrower.
Section 7.13    Restriction on Liens. Other than the Orders, neither the Borrower nor any Loan Party is a party to any material agreement or arrangement (other than (x) the Prepetition Credit Agreement Documents, (y) the Prepetition Note Purchase Documents and (z) Purchase Money Security Interests and Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Purchase Money Security Interests or Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.
Section 7.14    Loan Parties. Except as set forth on Schedule 7.14 or as disclosed in writing to the Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, there are no other Loan Parties.
Section 7.15    Foreign Operations. The Borrower and the other Loan Parties do not own any Oil and Gas Properties not located within the geographical boundaries of the United States.
Section 7.16    Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Rosehill Operating Company, LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is 6199183 (or, in each case, as set forth in a notice delivered to the Agent pursuant to Section 8.01(l) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(l) and Section 12.01(c)). Each Loan Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(l)).
Section 7.17    Properties; Defensible Title, Etc.
(a)    Each Loan Party has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report under the Prepetition Note Purchase Agreement and good title to all its personal Properties other than (i) Properties sold in compliance with Section 9.11 from time to time and (ii) certain leases lost due to failure to drill in 2020, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to Liens permitted by Section 9.03, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report under the Prepetition Note Purchase Agreement, and except as otherwise provided by statute, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Properties shall not in any material respect obligate the Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report under the Prepetition Note Purchase Agreement that is not offset by a corresponding proportionate increase in the Loan Party’s net revenue interest in such Property.
(b)    All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.
(c)    The rights and Properties presently owned, leased or licensed by the Loan Parties including all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in all material respects in the same manner as its business is conducted on the date hereof.
(d)    Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.18    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a reasonably prudent manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Loan Parties. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Parties, in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expected to have a Material Adverse Effect).
Section 7.19    Gas Imbalances; Prepayments. Except as set forth on Schedule 7.19, on a net basis there are no gas imbalances take or pay or other prepayments which would require any Loan Party to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2.0%) of the aggregate volumes of natural gas (on an Mcf basis) listed in the Initial Reserve Report.
Section 7.20    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.20, and thereafter either disclosed in writing to the Agent or included in the most recently delivered Reserve Report delivered under the Prepetition Note Purchase Agreement, (a) the Loan Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity and (b) no material agreements exist which are not cancelable on 90 days’ notice or less without penalty or detriment for the sale of production from the Loan Parties’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof.
Section 7.21    Security Interest. This Agreement and the Orders, subject to entry of the Orders, are effective to create in favor of the Agent, subject to the Carve-Out, for the benefit of the Secured Parties legal, valid, perfected and enforceable DIP Collateral and continuing Liens on, and security interests in, the DIP Collateral pledged hereunder or thereunder, in each case, with respect to priority, subject to no Liens other than Hedge Liens (as defined in the Orders), Administrative Adequate Protection Liens (as defined in the Orders), Prepetition First Liens (as defined in the Orders), Prepetition Second Liens (as defined in the Orders) and Permitted Priority Liens with the relative priorities granted pursuant to the terms of the Orders. Pursuant to the Interim Order and/or Final Order, no filing or other action will be necessary to perfect or protect such DIP Liens and security interests. Pursuant to and to the extent provided in the Interim Order and the Final Order, the Debt of the Debtors under this Agreement will constitute part of the DIP Claim.
Section 7.22    Swap Agreements and Eligible Contract Participant. Schedule 7.22 sets forth a true and complete list of all Swap Agreements of the Loan Parties as of the date hereof. After the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d) sets forth a true and complete list of all Swap Agreements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied, but excluding the Security Instruments) and the counterparty to each such agreement.
Section 7.23    Use of Proceeds . The proceeds of the Loans shall be used in accordance with the terms of the Approved Budget (subject to Permitted Variances). No Loan Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 7.24    Chapter 11 Cases. The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice has been or will be given of (i) the motion seeking approval of the Loan Documents, the Interim Order and the Final Order, (ii) the hearing for the entry of the Interim Order and (iii) the hearing for the entry of the Final Order, as applicable.
Section 7.25    Anti‑Corruption Laws; Sanctions; OFAC.
(a)    Each of the Loan Parties has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti‑Corruption Laws and applicable Sanctions.
(b)    Each Loan Party, their respective Subsidiaries, their respective officers and employees and, to the knowledge of each Loan Party, its directors and agents are in compliance with Anti‑Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person.
(c)    None of (i) the Loan Parties, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of any Loan Party, any agent of any Loan Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Loan Parties will directly or, to its knowledge, indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any applicable Sanctions.
Section 7.26    EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE VIII
Affirmative Covenants
From and after the Closing Date and until the DIP Termination Date, the Borrower and each of the Loan Parties covenant and agree with the Lenders that:
Section 8.01    Financial Statements; Other Information. The Borrower will furnish to the Agent and each Lender:
(a)    Monthly LOS Reports. As soon as available, but in any event not later than 45 days after the end of each calendar month, commencing with the first full calendar month after the Closing Date, a report setting forth, for the trailing twelve month period, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for such trailing twelve month period from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes, lease operating expenses and capital expenditures attributable thereto and incurred for such trailing twelve month period.
(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of RRI, the unaudited consolidating and consolidated balance sheet for RRI and its Consolidated Subsidiaries and related statements of operations, members’ equity, as applicable, and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer of RRI as presenting fairly in all material respects the financial condition and results of operations of RRI and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes.
(c)    Certificate of Responsible Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(b), a certificate of a Responsible Officer of each of RRI and the Borrower in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently delivered financial statements referred to in Section 8.01(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (the “Compliance Certificate”).
(d)    Certificate of Responsible Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(b), a certificate of a Responsible Officer, in form and substance satisfactory to the Requisite Lenders, setting forth as of the last Business Day of the period covered by such financial statements, a true and complete list of all Swap Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), any new credit support agreements relating thereto (other than Security Instruments) not listed on Schedule 7.22, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(e)    Certificate of Insurer – Insurance Coverage. Within five (5) Business Days following each change in the insurance maintained in accordance with Section 8.07, certificates of insurance coverage with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Requisite Lenders, and, if requested by the Agent or any Lender, all copies of the applicable policies.
(f)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to RRI or any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Person, and a copy of any response by such Person, or the board of directors or other appropriate governing body of such Person, to such letter or report.

(g)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by RRI or any Loan Party with the SEC or with any national securities exchange.
(h)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
(i)    [Reserved].
(j)    Notice of Sales of Properties and Unwinds of Swap Agreements. In the event the Borrower or any of its Subsidiaries intends to sell, transfer, assign, or otherwise dispose of Oil and Gas Properties (or any Equity Interest of any Loan Party that owns Oil and Gas Properties) or terminate, unwind, cancel or otherwise dispose of or monetize Swap Agreements, prior written notice of such disposition, termination, unwind or cancellation, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Agent or any Lender; provided that the foregoing are subject to the prior written consent of the Requisite Lenders in accordance with Section 9.11 herein.
(k)    Notice of Casualty Events. Prompt written notice, and in any event within ten Business Days, of the occurrence of any Casualty Event to any Property having a fair market value in excess of $250,000 or the commencement of any condemnation or eminent domain action or proceeding that could reasonably be expected to result in such a Casualty Event.
(l)    Information Regarding Borrower and Guarantors. Prompt written notice of (and in any event no later than ten (10) days prior thereto or such other time as the Requisite Lenders may agree) any change (i) in a Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Loan Party’s federal taxpayer identification number.
(m)    Production Report and Lease Operating Statements. Concurrently with the delivery of any financial statements pursuant to Section 8.01(b), a report setting forth, for each Fiscal Quarter during the then current Fiscal Year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such Fiscal Quarter from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes, lease operating expenses and capital expenditures attributable thereto and incurred for each such Fiscal Quarter.
(n)    Variance Report. By 5:00 p.m. Houston time on each Variance Testing Date (beginning on the First Variance Testing Date), a variance report tested for the preceding two (2)-week period ended as of the immediately preceding Friday (the “Variance Testing Period”; provided that the first Variance Testing Period shall run from the day following the Petition Date through the second Friday thereafter), in form and substance satisfactory to the Agent and the Requisite Lenders in their reasonable discretion, detailing the following: (i) the aggregate disbursements of the Loan Parties and aggregate receipts, in each case, in respect of each line item during the applicable Variance Testing Period, (ii) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements in respect of each line item made during such Variance Testing Period by the Loan Parties against the aggregate disbursements in respect of each line item for the Variance Testing Period as set forth in the Approved Budget applicable to such Variance Testing Period and (iii) any variance (whether positive or negative, expressed as a percentage) between the aggregate receipts received in respect of each line item during such Variance Testing Period by the Loan Parties against the aggregate receipts in respect of each line item for the Variance Testing Period as set forth in the Approved Budget applicable to such Variance Testing Period, in each case, with a detailed explanation of any such variance in form, substance and detail satisfactory to the Requisite Lenders in their reasonable discretion.

(o)    Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including the USA Patriot Act.
(p)    Notices of Certain Changes. Promptly, but in any event no later than three (3) Business Days prior to the execution thereof, copies of any amendment, modification or supplement to any of the Organizational Documents of the Borrower or any Subsidiary.
(q)    Environmental, Social & Governance Reporting. Promptly upon request (and in any event within ten (10) Business Days of request), any reporting or information related to environmental, social and governance matters of the Loan Parties as the Agent or the Lenders may reasonably request from time to time.
(r)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Agent or any Lender may reasonably request.
(s)    First Lien Loan Document Information. Concurrently with the furnishing or receipt thereof, copies of (i) any notice of default or any notice related to the exercise of remedies, in each case pursuant to the Prepetition Credit Facility, (ii) any amendment or other written modification of the Prepetition Credit Facility and (iii) any other notices, reports, reporting, deliverables or other written information provided under the terms of the Prepetition Credit Facility or the Orders, in each case not otherwise required to be furnished to the Agent or the Lenders pursuant to any other provisions of the Loan Documents or the Orders.
(t)    [Reserved].
(u)    Weekly Reporting Package. By 5:00 p.m. Houston time on the last Business Day of each week, commencing with the week following the week the Petition Date occurs, provide to the Lenders a reporting package that includes (i) current daily production by well (two-stream gross) provided seven days in arrears, (ii) current accounts payable aging report, including, but not limited to, accrued capital expenses, (iii) current corporate model as available (4+8 version or latest equivalent), (iv) current hedge mark-to-market detail, (v) final capitalization, including cash balance and Debt outstanding for such weekly period, (vi) all reporting and information to be delivered under the Orders, (vii) operations report, including current well status and anticipated capital needs, (viii) upon request, a six-week cash flow forecast and extended monthly liquidity budget and (ix) any other items reasonably requested by the Requisite Lenders, in each case under this clause (u) in form and detail reasonably satisfactory to the Requisite Lenders.
Section 8.02    Notices of Material Events. The Borrower will furnish to the Agent and each Lender prompt written notice of the following (and, in any case, no later than three (3) Business Days after knowledge thereof by any Loan Party):
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Loan Parties thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
(d)    the occurrence of any Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 8.03    Existence; Conduct of Business. The Borrower and each Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.
Section 8.04    Payment of Obligations. Subject to the Approved Budget (and Permitted Variances), each Loan Party will pay its obligations, including the Tax liabilities of each Loan Party, in each case, before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings, and the applicable Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 8.05    Performance of Obligations under Loan Documents. The Borrower will pay the Loans according to the terms hereof, and the Borrower and each Loan Party will do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including this Agreement, at the time or times and in the manner specified.
Section 8.06    Operation and Maintenance of Properties. Subject to the Approved Budget (after giving effect to Permitted Variances), the Borrower and each Loan Party, at its own expense, will (in each case subject to any necessary order or authorization of the Bankruptcy Court):
(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in as a reasonably prudent operator in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
(b)    maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other Properties necessary to the conduct of its business, including all equipment, machinery and facilities as would a reasonably prudent operator.
(c)    promptly pay and discharge, or use commercially reasonable efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.
(d)    promptly perform or use commercially reasonable efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub‑leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.
Section 8.07    Insurance. The Borrower will maintain, with financially sound and reputable insurance companies, insurance covering all Loan Parties, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Within ten (10) Business Days of the Closing Date (or such later date acceptable to the Requisite Lenders), the loss payable clauses or provisions in the applicable insurance policy or policies insuring any of the DIP Collateral for the Loans shall be endorsed in favor of and made payable to the Agent as a “lender loss payee” or other formulation acceptable to the Requisite Lenders and such liability policies shall name the Agent, as the Agent for the benefit of the Secured Parties, as “additional insured”. The Borrower shall cause, within such ten (10) Business Day period, such policies to also provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Agent (or ten (10) days in the case of non-payment).
Section 8.08    Books and Records; Inspection Rights. The Loan Parties will keep proper books of record and account in accordance with GAAP. The Loan Parties will permit any representatives designated by the Agent or the Requisite Lenders, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that the Requisite Lenders shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection. In the event the Requisite Lenders desire to conduct an audit of any Loan Party, such Lenders shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent. The Loan Parties shall reimburse the Agent and the Requisite Lenders for all costs incurred in connection with such visitations and inspections; provided, however that prior to the occurrence of an Event of Default, the Loan Parties shall only be obligated to reimburse the Agent and the Requisite Lenders for all costs incurred in connection with one (1) such visitation and inspection per year.
Section 8.09    Compliance with Laws. The Loan Parties will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties and their respective directors, officers, employees and agents with applicable Anti‑Corruption Laws and applicable Sanctions.
Section 8.10    Environmental Matters.
(a)    The Loan Parties shall: (i) comply, and shall cause its Properties and operations to comply, with all applicable Environmental Laws, except to the extent any breach thereof could not be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise Release any Hazardous Material, or solid waste on, under, about or from any of the Borrower’s or the other Loan Parties’ Properties or any other Property to the extent caused by the Borrower’s or any of the other Loan Parties’ operations except in compliance with applicable Environmental Laws, the disposal or Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file all notices, and Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the other Loan Parties’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any Hazardous Materials on, under, about or from any of the Borrower’s or the other Loan Parties’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation, which claim could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement such procedures as may be necessary to continuously determine and assure that the Borrower’s and the other Loan Parties’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.
(b)    The Loan Parties will promptly, but in no event later than five Business Days of any Loan Party becoming aware thereof, notify the Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any demand or lawsuit by any landowner or other third party threatened in writing against the Borrower or the other Loan Parties or their Properties of which the any Loan Party has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if any Loan Party reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $250,000, not fully covered by insurance, subject to normal deductibles.
(c)    If an Event of Default has occurred and is continuing, the Agent may (but shall not be obligated to), at the expense of the Borrower and to the extent that any Loan Party has the right to do so, conduct such Remedial Work as it deems appropriate to determine the nature and extent of any noncompliance with applicable Environmental Laws, the nature and extent of the presence of any Hazardous Material and the nature and extent of any other environmental conditions that may exist at or affect any of the Mortgaged Properties, and the Loan Parties shall cooperate with the Agent in conducting such Remedial Work. Such Remedial Work may include a detailed visual inspection of the Mortgaged Properties, including all storage areas, storage tanks, drains and dry wells and other structures and locations, as well as the taking of soil samples, surface water samples, and ground water samples and such other investigations or analyses as the Agent deems appropriate. The Agent and its officers, employees, the Agents and contractors shall have and are hereby granted the right to enter upon the Mortgaged Properties for the foregoing purposes, provided that any such representative of the Agent shall comply with the Borrower’s safety, health and environmental policies and shall carry and maintain adequate insurance coverages appropriate or customary for the tasks to be performed.
Section 8.11    Further Assurances.
(a)    The Loan Parties at their sole expense will promptly execute and deliver to the Agent all such other documents, agreements and instruments reasonably requested by the Agent or the Requisite Lenders to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Loan Party in the Loan Documents or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any DIP Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Requisite Lenders, in connection therewith.
(b)    The Loan Parties hereby authorize the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
Section 8.12    [Reserved].
Section 8.13    [Reserved].
Section 8.14    Additional Collateral; Additional Guarantors.
(a)    Upon request by the Agent or the Requisite Lenders, the Borrower and each Loan Party shall promptly as practicable execute and deliver to the Agent all such documents, agreements and instruments (including without limitation further Security Instruments, mortgages, deeds of trust, financing statements, continuation statements, and assignments of accounts and contract rights) necessary or desirable to evidence the perfection of the security interest in favor of the Agent for the benefit of the Secured Parties in the requested property with the priority required by the Orders.
(b)    The Loan Parties shall promptly (and, in any event, within five (5) Business Days of the creation or acquisition thereof) cause each newly created or acquired Subsidiary to guarantee the Obligations pursuant to the Guaranty Agreement. In connection with any such guaranty, the Loan Parties shall, or shall cause (i) such Subsidiary to execute and deliver the Guaranty Agreement (or a supplement thereto, as applicable) and a security agreement (or a supplement thereto, as applicable) and (ii) the owners of the Equity Interests of such Subsidiary to pledge all of the Equity Interests of such new Subsidiary (including delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and to execute and deliver such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Requisite Lenders.
(c)    In the event that any Loan Party becomes the owner of a Subsidiary, then the Loan Party shall (within five (5) Business Days thereof) (i) pledge 100% of all the Equity Interests of such Subsidiary, in each case, that are owned by such Loan Party (including, in each case, delivery of original stock certificates, if any, evidencing such Equity Interests, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (ii) (along with such Subsidiary) execute and deliver such other additional closing documents and certificates as shall reasonably be requested by the Requisite Lenders.
(d)    The Borrower hereby guarantees the payment of all Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under its respective Guaranty Agreement and other Security Instruments including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.14(d) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.14(d), or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.14(d) shall remain in full force and effect until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full.
Section 8.15    ERISA Compliance. The Loan Parties will promptly furnish and will cause its Subsidiaries and any ERISA Affiliate to promptly furnish to the Agent (i) upon becoming aware of the occurrence of any ERISA Event or of any Prohibited Transaction, in each case, that could reasonably be expected to result in a Material Adverse Effect, in connection with any Plan or any trust created thereunder, a written notice of such Loan Party or Subsidiary, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. Promptly following receipt of a reasonable request by the Agent, the Loan Parties will furnish and will cause each Subsidiary to promptly furnish to the Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party may request with respect to any Multiemployer Plan; provided, that if the Loan Parties have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Agent, the Loan Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Agent promptly after receipt thereof.
Section 8.16    Location of Proceeds of the Loans.
(a)    No Loan Party will deposit the proceeds of the Loans in an Account that is not subject to a perfected lien in favor of the Agent for the benefit of the Secured Parties with the priority required by the Orders.
Section 8.17    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
Section 8.18    Minimum Hedging Volumes. The Borrower and/or other Loan Parties will as soon as practical after the Petition Date (and in no case later than ten (10) Business Days after the Petition Date), enter into Swap Agreements satisfactory to the Requisite Lenders with Approved Counterparties pursuant to which the Loan Parties have hedged notional volumes of not less than 70% of the reasonably anticipated projected production (based on the Initial Reserve Report and updated by the Borrower to include wells brought into production and exclude wells permanently shut in (as determined by the Borrower in its reasonable discretion), in each case prior to the Closing Date) of crude oil and natural gas, calculated separately, from Proved Developed Producing Reserves of Oil and Gas Properties of the Loan Parties for each month during the subsequent twenty-four (24) calendar month period immediately following the Petition Date; provided that in each case, at least 50% of all such Swap Agreements shall be in the form of fixed for floating swaps and the remaining percentage may be in the form of costless collars or puts.

Section 8.19    Milestones. Each of the Borrower and the Guarantors covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been Paid in Full, each of the Borrower and the other Guarantors shall and shall cause each of their Subsidiaries to ensure that each of the milestones (with each of clauses (a), (b), (c) and (d) of this Section 8.19 being referred to herein as a “Milestone” and collectively, the “Milestones”) set forth below is achieved in accordance with the applicable timing referred to below (or such later dates as may be approved in writing by the Requisite Lenders in their sole discretion):
(a)    No later than three (3) Business Days after the Petition Date, the entry by the Bankruptcy Court of the Interim Order;
(b)    No later than forty-five (45) days after the Petition Date, the entry by the Bankruptcy Court of the Final Order;
(c)    No later than sixty (60) days after the Petition Date, the entry by the Bankruptcy Court of the Confirmation Order; and
(d)    No later than seventy-five (75) days after the Petition Date, the Effective Date shall have occurred.
Section 8.20    Bankruptcy Covenants.
(a)    Notwithstanding anything in the Loan Documents (other than the Orders) to the contrary, the Loan Parties shall in all material respects comply with all covenants, terms and conditions and otherwise perform all obligations set forth in the Orders in all material respects.
(b)    The Orders shall provide that the Obligations shall be entitled, on a joint and several basis, to the benefits of section 364(c)(1) of the Bankruptcy Code, having and shall have superpriority administrative expense claim status in the Chapter 11 Cases, with priority over any and all unsecured claims and all administrative expenses against the Debtors, including administrative expenses of the kind that are specified in sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provisions of the Bankruptcy Code, subject only to the Carve-Out, the Administrative Adequate Protection Claims, the Hedge Claims and, until paid in full in cash, the Prepetition First Lien Secured Obligations (including adequate protection claims in respect thereof) and the Prepetition Note Purchase Secured Obligations (including adequate protection claims in respect thereof) to the extent set forth in the Orders (the “DIP Claim”).
(c)    At least two (2) Business Days prior to filing (or, if not practicable, as soon as reasonably practicable), the Borrower shall provide the Agent and Lenders copies of all pleadings and motions to be filed by or on behalf of any Debtor with the Bankruptcy Court in the Chapter 11 Cases, which such pleadings shall include the Agent and the Lenders as a notice party.
Section 8.21    Budget Updates, Weekly Calls and Approved Budget.
(a)    By 5:00 p.m. Houston time on the third Business Day of each calendar week, commencing with the week following the week in which the Petition Date occurs, the Borrower shall deliver to the Lenders an updated budget, consistent with the form of the Initial Budget and containing line items of sufficient detail to reflect the Loan Parties’ projected disbursements and projected cash receipts for the then-upcoming thirteen (13) week period (the “Budget Update”). Within one (1) Business Day of the Requisite Lenders’ receipt of the Budget Update (or more frequent dates as may be requested by the Requisite Lenders), the Borrower and Opportune LLP will attend a teleconference with the Requisite Lenders and the Prepetition First Lien Administrative Agent (and, if elected by either the Requisite Lenders or the Prepetition First Lien Administrative Agent, their respective financial advisors) to update them about compliance with the Approved Budget and the Budget Update and any other matters reasonably requested by any Lender or the Prepetition First Lien Administrative Agent.

(b)    By 5:00 p.m. Houston time on the date that is two (2) days prior to each Budget Approval Deadline, the Borrower shall deliver to the Agent and the Lenders (A) an updated budget, consistent with the form of the Initial Budget and containing line items of sufficient detail to reflect the Loan Parties’ projected disbursements and projected cash receipts for the then upcoming thirteen (13) week period (the “Interim Budget”) and (B) all other information requested by the Requisite Lenders, in form and substance satisfactory to the Requisite Lenders in their reasonable discretion. The Loan Parties hereby acknowledge and agree that any Interim Budget provided to the Lenders shall not amend, supplement or replace the applicable Approved Budget until the Requisite Lenders deliver a notice (which may be delivered by electronic mail) to the Borrower stating that the Requisite Lenders have approved of such Interim Budget; provided, that if the Requisite Lenders do not provide such notice to the Borrower, then the existing Approved Budget shall continue to constitute the applicable Approved Budget until such time as either the Bankruptcy Court orders alternative relief pursuant to dispute procedures agreed by the Borrower and the Requisite Lenders or the subject Interim Budget is agreed to among the Borrower and the Requisite Lenders in accordance with this Section 8.21. Once such Interim Budget (or any alternate budget directed by the Bankruptcy Court) is so approved in writing by the Requisite Lenders, it shall amend, supplement and replace the prior Approved Budget and shall thereafter constitute the Approved Budget. For the avoidance of doubt, the Borrower’s failure to obtain the Requisite Lenders’ consent to an Interim Budget by the Budget Approval Deadline shall not constitute an Event of Default.
Section 8.22    Use of Proceeds.
(a)    The Loan Parties shall use the proceeds of any Borrowing on or after the Closing Date to (i) pay certain costs, fees and expenses related to the Chapter 11 Cases, (ii) make payments pursuant to any interim or final order entered by the Bankruptcy Court pursuant to any “first day” motions permitting the payment by the Debtors of any prepetition amounts then due and owing (the “First Day Orders”), provided, that, the form and substance of such First Day Orders (other than the Orders) shall be acceptable to the Requisite Lenders in their reasonable discretion and the form and substance of the Orders shall be acceptable to the Requisite Lenders in their sole and absolute discretion, (iii) make the payments in respect of the Administrative Adequate Protection Claims, Hedge Claims and otherwise to the extent permitted by the Hedge Order and (iv) fund the working capital needs, including capital expenditure needs, of the Loan Parties from the Closing Date until entry of the Final Order; provided, further, that, in each case such payments, other than payments with respect to professional fees, shall be made in accordance with the Approved Budget, including any Permitted Variances.
(b)    The Loan Parties shall apply the proceeds of the Loans for uses solely to the extent that any such application of proceeds shall be in compliance with the Approved Budget, including any Permitted Variances.
(c)    Except as permitted pursuant to the Final Order, proceeds of the DIP Facility shall not be used (i) to permit the Loan Parties or any other party-in-interest or their representatives to challenge or otherwise contest or institute any proceeding to determine (x) the validity, perfection or priority of security interests in favor of or for the benefit of any of the Agent, the Lenders, the Prepetition First Lien Lenders, the Prepetition First Lien Administrative Agent, the Prepetition Note Agent or the Prepetition Note Holders or (y) the enforceability of the obligations of any Loan Party under the DIP Facility, the Prepetition Credit Facility or the Prepetition Note Purchase Agreement or (ii) to investigate, commence or prosecute any claim, motion, proceeding or cause of action against any of the Agent, the Lenders, the Prepetition First Lien Lenders, the Prepetition First Lien Administrative Agent, the Prepetition Note Agent or the Prepetition Note Holders and their respective agents, attorneys, advisors or representatives, including, without limitation, any lender liability claims or any claims attempting to invalidate the RSA.
ARTICLE IX
Negative Covenants
From and after the Closing Date and until the DIP Termination Date, each of the Loan Parties covenants and agrees with the Lenders that:
Section 9.01    [Reserved].

Section 9.02    Debt. None of the Loan Parties will, nor will they permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:
(a)    the Loans or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Loans or other Obligations arising under the Loan Documents;
(b)    Debt outstanding as of the Petition Date and set forth on Schedule 9.02;
(c)    Debt associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;
(d)    [reserved];
(e)    endorsements of negotiable instruments for collection in the ordinary course of business;
(f)    obligations to royalty, overriding and working interest owners, joint interest obligations, trade payables and other lease operating expenses incurred in the ordinary course of business which are not more than ninety (90) days past due;
(g)    Debt associated with appeal bonds and bonds or sureties provided to any Governmental Authority or to any other Person in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of the Oil and Gas Properties;
(h)    Debt or other obligations of the type described under clause (c) of the definition thereof (whether or not then overdue by more than ninety (90) days as of the Closing Date) that are in existence as of the Closing Date;
(i)    to the extent constituting Debt, obligations in respect of Swap Agreements in accordance with the Hedge Order and this Agreement;
(j)    other Debt that is not in respect of borrowed money since the Petition Date not to exceed $200,000 in the aggregate at any time outstanding;
(k)    any guarantee of any other Debt permitted to be incurred hereunder; and
(l)    Debt as of the Petition Date in respect of the Prepetition Credit Facility, the Prepetition Note Purchase Agreement, the Borrower Preferred Units, the Series A Preferred Stock and the Series B Redeemable Preferred Stock, together with interest accrued thereon.
Section 9.03    Liens. None of the Loan Parties will, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)    Liens securing the payment of any Obligations;
(b)    Excepted Liens;
(c)    Liens outstanding as of the Petition Date and set forth on Schedule 9.03;
(d)    Liens securing the Prepetition First Lien Secured Obligations and the Prepetition Note Purchase Secured Obligations;

(e)    landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens filed during the Chapter 11 Case with respect to Debt incurred under Section 9.02(f), (h) or (j); and
(f)    other Liens securing obligations (other than Debt for borrowed money) since the Petition Date not to exceed $200,000 in the aggregate at any time outstanding.
Section 9.04    Restricted Payments. None of the Loan Parties will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except Subsidiaries may declare and pay dividends and other Restricted Payments to the Borrower.
Section 9.05    Investments, Loans and Advances. None of the Loan Parties will, nor will they permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)    Investments existing on the Petition Date as set forth on Schedule 9.05;
(b)    accounts receivable arising in the ordinary course of business;
(c)    direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof;
(d)    commercial paper maturing within one year from the date of acquisition thereof rated in one of the two highest grades by S&P or Moody’s;
(e)    deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;
(f)    Investments in money market or similar funds with assets of at least $1,000,000,000 and rated Aaa by Moody’s or AAA by S&P;
(g)    Investments (i) made by the Borrower in or to its Subsidiaries that are Loan Parties or (ii) made by Loan Parties in or to each other or the Borrower; provided, that, as a condition thereto, the Borrower and Loan Parties have taken all such actions to the satisfaction of the Agent and Requisite Lenders necessary (if any) to maintain the Agent’s perfected lien on the Property subject to such Investment with the priority required by the Orders;
(h)    [reserved];
(i)    Investments pursuant to Swap Agreements or hedging agreements otherwise in accordance with the Hedge Order and permitted under this Agreement;
(j)    Investments constituting immaterial deposits made in connection with the purchase of goods or services in the ordinary course of business and consistent with past practice; and
(k)    other Investments in the aggregate since the Petition Date not to exceed $200,000.
Section 9.06    Nature of Business; No International Operations. The Loan Parties will not allow any material change to be made in the character of their business as an independent oil and gas exploration and production company. The Loan Parties will not (i) acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States or (ii) acquire or create any Foreign Subsidiary.
Section 9.07    Proceeds of the Loans. The Loan Parties will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.23. No Loan Party nor any Person acting on behalf of any Loan Party has taken or will take any action which causes any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Agent or the Requisite Lenders, the Borrower will furnish to the Agent and each Lender FR Form U‑1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Loan Parties shall not use, and shall ensure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan:
(a)    in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti‑Corruption Laws,
(b)    for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or,
(c)    in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 9.08    ERISA Compliance. Except as could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties will not, and will not permit any Subsidiary to, at any time:
(a)    Allow any ERISA Event to occur; or
(b)    Contribute to or assume an obligation to contribute to, or permit any Subsidiary to contribute to or assume an obligation to contribute to, any Multiemployer Plan.
Section 9.09    Sale or Discount of Receivables. Except for receivables obtained by the Loan Parties out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, none of the Loan Parties will, nor will they permit any Subsidiary to, discount or sell (with or without recourse) any of its account receivables.
Section 9.10    Mergers, Etc. No Loan Party will merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, (whether now owned or hereafter acquired), or liquidate or dissolve.
Section 9.11    Sale of Properties and Termination of Hedging Transactions. None of the Loan Parties will, nor will they permit any Subsidiary to, sell, assign, farm‑out, convey or otherwise transfer any Property (subject to Section 9.10) or otherwise monetize any Swap Agreement in respect of commodities, in each case, except for:
(a)    the sale of inventory (including Hydrocarbons) in the ordinary course of business;
(b)    subject to the Orders, farmouts in the ordinary course of business of undeveloped acreage or undrilled depths to which no Proved Reserves were attributable to in the most recent Reserve Report delivered to the Agent and the Requisite Lenders and assignments in connection with such farmouts, in each case, approved by the Requisite Lenders in their sole discretion;

(c)    the sale or transfer of immaterial equipment that is no longer necessary for the business of a Loan Party or are replaced by equipment of at least comparable value and use, in each case, in the ordinary course of business;
(d)    [reserved;]
(e)    the pooling or unitization of Oil and Gas Properties to which no Proved Reserves are attributed in the ordinary course of business, to the extent approved by the Requisite Lenders in their sole discretion;
(f)    the sale or transfer of other Property in an amount not to exceed $200,000 in the aggregate since the Petition Date; and
(g)    Casualty Events.
Section 9.12    Sales and Leasebacks. None of the Loan Parties will, nor will they permit any Subsidiary to, enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.
Section 9.13    Environmental Matters. None of the Loan Parties will, nor will they permit any Subsidiary to, (a) cause or knowingly permit any of its Property to be in violation of, or (b) do anything or knowingly permit anything to be done which will subject any such Property to any Remedial Work (other than Remedial Work done in the ordinary course of business) under, any Environmental Laws that could reasonably be expected to have a Material Adverse Effect; it being understood that clause (b) above will not be deemed as limiting or otherwise restricting any obligation to disclose any relevant facts, conditions and circumstances pertaining to such Property to the appropriate Governmental Authority.
Section 9.14    Transactions with Affiliates. None of the Loan Parties will, nor will they permit any Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate; provided that the foregoing shall not apply to (a) transactions as in effect as of the Petition Date and set forth on Schedule 9.14, (b) transactions among or between the Loan Parties, and (c) transactions among the Loan Parties and their Affiliates entered into in connection with the Crude Oil Gathering Agreement and the Gas Gathering Agreement (in each case as defined in the Business Combination Agreement).
Section 9.15    Negative Pledge Agreements; Dividend Restrictions. None of the Loan Parties will, nor will they permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property to secure the Obligations or which requires the consent of other Persons in connection therewith or (b) any Loan Party from paying dividends or making distributions to any Loan Party or receiving any money in respect of Debt or other obligations owed to it, or which requires the consent of or notice to other Persons in connection therewith; provided that (i) the foregoing shall not apply to restrictions and conditions under the Loan Documents, the Prepetition Credit Agreement Documents, the Prepetition Note Purchase Documents or the Orders and (ii)  clause (a) of the foregoing shall not apply to (A)  customary provisions in leases restricting the assignment thereof, (B) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business, (C) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any Oil and Gas Properties of a Loan Party and its Subsidiaries and (D) provisions in agreements related to Capital Leases and purchase money Debt permitted to be incurred and outstanding under the Prepetition Note Purchase Agreement and the Prepetition Credit Agreement, in each case as in effect at the time of incurrence of such Debt.
Section 9.16    Take‑or‑Pay or Other Prepayments. None of the Loan Parties will, nor will they permit any Subsidiary to, allow take‑or‑pay or other prepayments with respect to the Oil and Gas Properties of any Loan Party that would require any Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.
Section 9.17    Swap Agreements. None of the Loan Parties will, nor will they permit any Subsidiary to, enter into any Swap Agreements with any Person other than:
(a)    Swap Agreements in respect of commodities (i) with an Approved Counterparty, (ii) which have a tenor not greater than five (5) years and (iii) the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed and at any time thereafter (such notional volumes to be based upon the projections contained in the then‑most recently delivered Reserve Report), for the sixty (60) month period from the date such Swap Agreement (including each trade or transaction) is executed, 100% of the reasonably anticipated projected production (as such production is projected in the most recent Reserve Report (which may be the Initial Reserve Report) delivered pursuant to the terms of this Agreement) from Proved Oil and Gas Properties of the Loan Parties for each of crude oil, natural gas and natural gas liquids, calculated separately; provided that (1) in each case, at least 50% of all commodity hedge transactions shall be in the form of fixed for floating swaps and the remaining percentage may be in the form of costless collars or puts, (2) in no event shall any Swap Agreement contain any requirement, agreement or covenant for any Loan Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures (other than under the Security Instruments, the Hedge Order, and/or the Prepetition Credit Agreement Documents), (3) Swap Agreements shall only be entered into in the ordinary course of business (and not for speculative purposes, as reasonably determined by the Requisite Lenders), and (4) no Swap Agreement in respect of commodities shall be terminated, unwound, cancelled or otherwise disposed of except to the extent permitted by Section 9.11;
(b)    Swap Agreements in respect of interest rates with an Approved Counterparty, the notional amounts of which, when aggregated with all other interest rate Swap Agreements of the Loan Parties then in effect, do not exceed 75% of the then outstanding principal amount of the Loan Party’s aggregate Debt for borrowed money; provided that in no event shall any Swap Agreement contain any requirement, agreement or covenant for any Loan Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures other than collateral provided for in, and upon the terms and conditions set forth in, this Agreement, the relevant Security Instruments, the Hedge Order, and the Prepetition Credit Agreement Documents.
Section 9.18    Amendments to Organizational Documents and Material Contracts. None of the Loan Parties will, nor will they permit any Subsidiary to, other than as contemplated by the RSA, (a) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents, the Crude Oil Gathering Agreement, the Gas Gathering Agreement, and the Tax Receivable Agreement, in any material respect that could reasonably be expected to be adverse to the interests of the Agent or the Lenders in their capacity as such without the consent of the Requisite Lenders, other than (i) amendments that delete or reduce any fees payable by any Loan Party to a Person other than the Agent or any Lender, (ii) the termination of services provided under the Transition Services Agreement as contemplated therein or (iii) the extension of services under the Transition Services Agreements on substantially similar commercial terms, or (b) (i) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any agreement to which it is a party, (ii) terminate, replace or assign any of the Loan Party’s interests in any agreement or (iii) permit any agreement not to be in full force and effect and binding upon and enforceable against the parties thereto, in each case if such occurrence could be reasonably expected to result in a Material Adverse Effect. Notwithstanding the foregoing, none of the Loan Parties will, nor will they permit any Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any provision of its Organizational Documents with respect to preferred Equity Interests, including ownership, issuance or distributions with respect thereto, without the consent of the Requisite Lenders.
Section 9.19    Changes in Fiscal Periods. None of the Loan Parties will, nor will they permit any Subsidiary to, have its Fiscal Year end on a date other than December 31 or change its method of determining Fiscal Quarters.

Section 9.20    No Subsidiaries. None of the Loan Parties will, nor will they permit any Subsidiary to, own or create directly or indirectly any Subsidiaries other than any Subsidiary formed after the Closing Date that joins this Agreement as a Guarantor in accordance with Section 8.14(b).
Section 9.21    [Reserved].
Section 9.22    Marketing Activities. None of the Loan Parties will, nor will they permit any Subsidiary to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Loan Parties that any of the Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
Section 9.23    Amendments to Senior Debt; Collateral. The Loan Parties shall not amend, waive, modify or supplement and shall not consent to any amendment, waiver, modification or supplement to the Prepetition Credit Agreement Documents, the Prepetition Note Purchase Documents, or incur, create, assume or suffer to exist any Prepetition First Lien Secured Obligations or any Prepetition Note Purchase Secured Obligations (other than as expressly contemplated by the Orders).
Section 9.24    Negative Pledge; Restrictions on Guarantees. Neither RRI nor Intermediate Holdco will create, incur or permit to exist any Lien or claim on, in or to its Equity Interests in the Borrower or the Intermediate Holdco, as applicable. Both RRI and Intermediate Holdco will defend its Equity Interests in the Borrower and the Intermediate Holdco, as applicable against, and take all such other action as is necessary to remove any Lien or claim on, in or to its Equity Interests in the Borrower and the Intermediate Holdco, as applicable, at its sole cost and expense.
Section 9.25    Compliance with Budget. Except as approved by the Requisite Lenders, the Loan Parties shall not permit, as of any Variance Testing Date, commencing with the First Variance Testing Date, the actual cash disbursements made by the Loan Parties in respect of any line-item during such Variance Testing Period to be greater than fifteen-percent (15%) of the corresponding line-item for the Loan Parties set forth in the Approved Budget for such Variance Testing Period; provided, that the cash expenses and disbursements considered for determining compliance with the Approved Budget for purposes of this Agreement shall exclude (i) royalty payments, production and ad valorem taxes, or other disbursements calculated based on the volume or amount of oil, gas, or natural gas liquid production, (ii) the Loan Parties’ disbursements and expenses in respect of professional fees during such Variance Testing Period, (iii) interest, financing fees and bank fees and service charges paid during such Variance Testing Period to the extent such interest and fees are permitted to be paid in cash by the Bankruptcy Plan, and (iv) net hedge settlements or termination payments during such Variance Testing Period. For the avoidance of doubt, any reference to “written consent” hereunder shall include consent granted by email. Any additional variances will be subject to the written consent of the Requisite Lenders in their sole discretion.
Section 9.26    Chapter 11 Claims. Except for the Carve-Out, the adequate protection liens under the Orders of the Prepetition First Lien Lenders or their Affiliates, the Prepetition First Lien Administrative Agent, the Prepetition Note Agent and the Prepetition Note Holders, the Permitted Priority Liens and the claims in respect of Swap Agreements set forth in the Hedge Order, the Loan Parties shall not directly or indirectly incur, create, assume, suffer to exist, permit, petition for or fail to object to any administrative expense claim or Lien that is pari passu with or senior to the claims or DIP Liens granted under the Loan Documents or Orders, as the case may be, of the Agent and the Lenders against the Loan Parties, or seek authority from the Bankruptcy Court to do so.
Section 9.27    Revisions of Orders; Applications to Bankruptcy Court; Claims. The Loan Parties shall not directly or indirectly, (a) seek, support, consent to or suffer to exist any modifications, stay, vacation or amendment of any Order or any other order of the Bankruptcy Court except for (i) modifications and amendments that do not affect the interests of the Agent, the Lenders, the Prepetition Note Agent or the Prepetition Note Holders, as determined by the Requisite Lenders and (ii) any modifications and amendments agreed to in writing by the Requisite Lenders, in their sole discretion, and consistent with the RSA or (b) apply to the Bankruptcy Court for authority to take any action prohibited by Article VIII, this Article IX or Article X (except to the extent such application and the taking of such action is conditioned upon receiving the written consent of the Requisite Lenders, in their sole discretion, and consistent with the RSA).
Section 9.28    Prepetition Obligations. Until Payment in Full, no Loan Party shall use the proceeds of the Loans to pay prepetition obligations, except as permitted by the Hedge Order, the Orders or any other order of the Bankruptcy Court in form and substance satisfactory to the Requisite Lenders in their sole discretion, in compliance with the Approved Budget (subject to Permitted Variances) and consistent with the RSA.
ARTICLE X
Events of Default; Remedies
Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)    any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration, mandatory prepayment or otherwise;
(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, notice, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, to the extent that any such representation and warranty is qualified by materiality, such representation and warranty (as so qualified) shall prove to have been incorrect in any respect when made or deemed made);
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 8.01(n), (s) or (u), Section 8.02, Section 8.03, Section 8.14, Section 8.15, Section 8.16, Section 8.17, Section 8.18, Section 8.20, Section 8.21, Section 8.22 or in Article IX or (ii) Section 8.01 (other than clauses (n), (s) or (u)) and, in the case of this clause (ii), such failure shall continue unremedied for a period of five (5) days after the earlier to occur of (A) notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such default;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (A) notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of any Loan Party otherwise becoming aware of such default;
(f)    any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any grace periods applicable thereto, which is not stayed by the filing of the voluntary petition to commence the Chapter 11 Cases and which is otherwise permitted to not be paid under the Orders;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the Lender or Lenders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Loan Party to make an offer in respect thereof, which is not stayed by the filing of the voluntary petition to commence the Chapter 11 Cases;
(h)    other than with respect to the Chapter 11 Cases, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party, or its or their debts, or of a substantial part of its or their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any other Loan Party or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    other than with respect to the Chapter 11 Cases, any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its or their assets, (iv) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing; or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    one or more judgments for the payment of money in an aggregate amount in excess of $250,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment;
(k)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party thereto or shall be repudiated by any of them or cease to create valid and perfected Liens of the priority required thereby on the DIP Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Loan Party or any of their Affiliates shall so state in writing;
(l)    (i) an ERISA Event occurs with respect to a Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(m)    a Change in Control shall occur other than as a result of the transactions contemplated by the RSA; or
(n)    the occurrence of any of the following in any Chapter 11 Case:
(i)    termination of the RSA or the occurrence of any event, occurrence or default under the RSA that gives any party to the RSA a right to terminate the RSA (unless waived in accordance with the RSA);

(ii)    filing of a plan of reorganization under Chapter 11 of the Bankruptcy Code by the Debtors (other than the Bankruptcy Plan) that has not been consented to by the Requisite Lenders or is not consistent with the RSA or that does not propose to indefeasibly repay the Obligations and the Prepetition Note Purchase Secured Obligations in full in cash upon the effectiveness thereof, other than as provided in the Bankruptcy Plan, unless otherwise consented to by the Requisite Lenders;
(iii)    any of the Debtors shall file a pleading seeking to vacate or modify any of the Orders without the prior written consent of the Requisite Lenders;
(iv)    entry of an order without the prior written consent of the Requisite Lenders or, if required, consent required under the RSA, amending, supplementing or otherwise modifying the Orders (other than, in respect of the Interim Order, the entry of the Final Order);
(v)    reversal, vacatur or stay of the effectiveness of the Orders (other than, in respect of the Interim Order, the entry of the Final Order), unless consented to in writing by the Requisite Lenders or, if required, consent required under the RSA;
(vi)    a failure by the Loan Parties to comply with any provision of the Orders;
(vii)    dismissal of the Chapter 11 Case of a Debtor or conversion of the Chapter 11 Case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code (or the filing of any pleading by a Debtor seeking, consenting to or otherwise supporting such action);
(viii)    appointment of a Chapter 11 trustee or responsible officer or examiner with enlarged powers relating to the operation of the business of any Debtor (or the filing of any pleading by a Debtor seeking, consenting to or otherwise supporting such action);
(ix)    any sale of all or substantially all assets of the Debtors pursuant to section 363 of the Bankruptcy Code, unless (i) the proceeds of such sale indefeasibly satisfy the Obligations and the Prepetition Note Purchase Secured Obligations in full in cash upon the consummation thereof or (ii) such sale is consented to by the Requisite Lenders;
(x)    failure to meet a Milestone, unless extended or waived pursuant to a prior written consent of the Requisite Lenders;
(xi)    granting of relief from the Automatic Stay in the Chapter 11 Cases to permit foreclosure or enforcement on any assets of the Borrower or any other Loan Party, unless consented to in writing by the Requisite Lenders;
(xii)    the Debtors’ filing of (or supporting another party in the filing of) a motion seeking entry of, or the entry of an order by the Bankruptcy Court, granting any superpriority claim or lien (except as contemplated by the Hedge Order and the Orders) which is senior to or pari passu with the Lenders’ claims under the DIP Facility;
(xiii)    the Debtors’ filing of (or supporting another party in the filing of) a motion seeking entry of an order approving any key employee incentive plan, employee retention plan or comparable plan, without the prior written consent of the Requisite Lenders;
(xiv)    the Debtors shall seek, or shall support any other person’s motion seeking (including, in any such case, verbally in any court of competent jurisdiction or by way of any motion or pleading with the Bankruptcy Court, or any other writing to another party in interest by the Loan Parties) to challenge the extent, validity, perfection, priority or enforceability of any of the Liens or obligations of the parties under the Prepetition Note Purchase Documents or the Loan Documents;

(xv)    payment of or granting of adequate protection, other than as expressly provided herein or in the Orders or consented to by the Requisite Lenders;
(xvi)    expiration or termination of the period provided by section 1121 of the Bankruptcy Code for the exclusive right to file a plan, with respect to any Loan Party;
(xvii)    cessation of the DIP Liens or the DIP Claims to be valid, perfected and enforceable in all respects with the priority required by the Orders;
(xviii)    Permitted Variances under the Approved Budget are exceeded for any period of time without consent of or waiver by the Requisite Lenders;
(xix)    any uninsured judgments are entered with respect to any post-petition non-ordinary course claims against any of the Debtors or any of their respective affiliates in a combined aggregate amount in excess of $250,000 unless stayed;
(xx) any Loan Party asserting any right of subrogation or contribution against any other Loan Party until all borrowings under the DIP Facility are paid in full in cash and the commitments are terminated;
(xxi)    an order shall be entered in any of the Chapter 11 Cases, without the prior written consent of the Requisite Lenders (i) to permit any administrative expense or any claim (now existing or hereafter arising of any kind or nature whatsoever) to have administrative priority equal or superior to the DIP Claim (other than the Carve-Out or as otherwise expressly provided for in the Hedge Order and/or the Orders) or (ii) granting or permitting the grant of a Lien that is equal in priority or senior to the DIP Liens (other than the Carve-Out or as otherwise expressly provided for in the Hedge Order and/or the Orders), or the filing by any Loan Party of a motion or application seeking entry of such an order;
(xxii)    other than the Confirmation Order confirming the Bankruptcy Plan in accordance with the RSA, an order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Chapter 11 Cases which does not indefeasibly pay in full in cash the Obligations and the Prepetition Note Purchase Secured Obligations upon the effective date of such plan, unless consented to in writing by the Requisite Lenders;
(xxiii)    the payment of any prepetition claim other than (i) as consented to by the Requisite Lenders, (ii) as expressly identified in and authorized by the Approved Budget, (iii) permitted under the terms of this Agreement or (iv) as authorized by the Bankruptcy Court pursuant to the “first day” or “second day” orders or the Hedge Order or the Orders and reflected in the Approved Budget;
(xxiv)    any Person shall obtain a judgment or similar determination under Section 506(a) of the Bankruptcy Code with respect to the Prepetition Note Purchase Secured Obligations;
(xxv)    any of the Loan Parties or any of their Subsidiaries, or any person claiming by or through any of the Loan Parties or their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against (x) the Agent or the Lenders or (y) the Prepetition Note Agent or the Prepetition Note Holders;
(xxvi)    the entry of a final non-appealable order in the Chapter 11 Cases charging any of the Collateral under the Prepetition Note Purchase Agreement or the DIP Collateral under Section 506(c) of the Bankruptcy Code against the Prepetition Note Holders or the Lenders or the commencement of any other actions by the Loan Parties, that challenges the rights and remedies of the Prepetition Note Agent or the Prepetition Note Holders in any of the Chapter 11 Cases or that is inconsistent with the Loan Documents;
(xxvii)    the entry of an order (other than the Hedge Order and the Orders) in any of the Chapter 11 Cases seeking authority to use cash collateral (other than with the prior written consent of the Requisite Lenders) or to obtain financing under Section 364 of the Bankruptcy Code;
(xxviii)    the entry of an order modifying or terminating any of the rights of the Agent, the Lenders, the Prepetition Note Agent or the Prepetition Note Holders under any Order (except with respect to the entry of the Final Order), unless consented to in writing by the Requisite Lenders; or
(xxix)    the termination of the consensual use of Cash Collateral (as defined in the Orders) or the occurrence of any other Termination Event (as defined in the Orders).
Section 10.02    Remedies.
(a)    In the case of an Event of Default, at any time thereafter during the continuance of such Event of Default and subject to the Orders and Section 2.07(a), the Agent may with the consent of the Requisite Lenders or shall at the request of the Requisite Lenders, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) by written notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, (including the Upfront Fee and Backstop Fee) premiums and other obligations of the Loan Parties accrued and payable hereunder and under the Loans and the other Loan Documents, shall become due and payable in cash immediately, without presentment, demand (other than written notice), protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party, charge the Default Rate under the DIP Facility, (iii) charge the Default Rate and (iv) subject to the Orders, take any other action or exercise any other right or remedy (including without limitation, with respect to the DIP Collateral and the Liens in favor of the Agent on behalf of the Secured Parties) permitted under the Loan Documents, the Orders or applicable law.
(b)    [Reserved].
(c)    In the case of the occurrence of an Event of Default, the Agent (at the direction of the Requisite Lenders) will have all other rights and remedies available at law and equity, subject to the Orders and Section 2.07(a).
(d)    All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall, subject to the Orders and Section 2.07(a), be applied:
(i)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such (including any costs and expenses related to foreclosure or realization upon, or protecting, DIP Collateral);
(ii)    second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders and the other Indemnitees under Section 12.03;
(iii)    third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Loans;
(iv)    fourth, pro rata to payment of principal outstanding on the Loans which have not yet been reimbursed by or on behalf of the Borrower at such time;

(v)    fifth, pro rata to any other Obligations; and
(vi)    sixth, any excess, after all of the Obligations shall have been Paid in Full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE XI
The Agent
Section 11.01    Appointment; Powers. U.S. Bank National Association is hereby appointed the Agent hereunder and under the other Loan Documents and each Lender hereby authorizes U.S. Bank National Association, in such capacity, to act as its agent (including as collateral agent) in accordance with the terms hereof and the other Loan Documents. The Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 11.01 are solely for the benefit of the Agent and the Lenders and no Loan Party shall have any rights as a primary or third party beneficiary of any of the provisions thereof, except as expressly set forth herein. In performing its functions and duties hereunder, the Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any Affiliate thereof.
Section 11.02    Duties and Obligations of the Agent. Each Lender irrevocably authorizes the Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Loan Documents as are specifically delegated or granted to the Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. The Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not have or be deemed to have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
Section 11.03    General Immunity.
(a)    No Responsibility for Certain Matters. The Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to the Lenders or by or on behalf of any Loan Party to the Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. The Agent shall not be responsible for the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or any Loan Document. Anything contained herein to the contrary notwithstanding, the Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
(b)    Exculpatory Provisions. Subject to clause (b)(ii) hereof further limiting the liability of the Agent, neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Agent under or in connection with any of the Loan Documents, except to the extent caused by the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. The Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder, except powers and authority expressly contemplated hereby or thereby, unless and until the Agent shall have received written instructions in respect thereof from Requisite

Lenders (or the Lenders as may be required to give such instructions under Section 12.02) or in accordance with the applicable Security Instrument, and, upon receipt of such instructions from Requisite Lenders (or the Lenders, as the case may be), or in accordance with the other applicable Security Instrument, as the case may be, the Agent shall act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Loan Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of the Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or the Lenders as may be required to give such instructions under Section 12.02) or in accordance with the applicable Security Instrument. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders (as required by this Agreement) and until such instructions are received, the Agent shall act, or refrain from acting, as it deems advisable. If the Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers. The Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re- recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the DIP Collateral. The actions described in items (i) through (iii) of the immediately preceding sentence shall be the responsibility of the Lenders and the Loan Parties. The Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as the Agent. The Agent has accepted and is bound by the Loan Documents executed by the Agent as of the date of this Agreement and, as directed in writing by the Requisite Lenders, the Agent shall execute additional Loan Documents delivered to it after the date of this Agreement; provided, however, that such additional Loan Documents do not adversely affect the rights, privileges, benefits and immunities of the Agent. The Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Loan Documents to which such Agent is a party). No written direction given to the Agent by the Requisite Lenders or any Loan Party that in the sole judgment of the Agent imposes, purports to impose or might reasonably be expected to impose upon Agent any obligation or liability not set forth in or arising under this Agreement and the other Loan Documents will be binding upon Agent unless Agent elects, at its sole option, to accept such direction. The Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. Beyond the exercise of reasonable care in the custody of the DIP Collateral in the possession or control of the Agent or its bailee, the Agent will not have any duty as to any other DIP Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Agent will be deemed to have exercised reasonable care in the custody of the DIP Collateral in its possession if the DIP Collateral is accorded treatment substantially equal to that which it accords its own property, and Agent will not be liable or responsible for any loss or diminution in the value of any of the DIP Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Agent in good faith. The Agent will not be responsible for the existence, genuineness or value of any of the DIP Collateral or for the validity, perfection, priority or enforceability of the DIP Liens in any of the DIP Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the DIP Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the DIP Collateral, for insuring the DIP Collateral or for the payment of taxes, charges, assessments or DIP Liens upon the DIP Collateral or otherwise as to the maintenance of the DIP Collateral. The Agent hereby disclaims any representation or warranty to the present and future Lenders of the Obligations concerning the perfection of the DIP Liens granted hereunder or in the value of any of the DIP Collateral. In the event that Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in Agent’s sole discretion may cause Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Agent reserves the right, instead of taking such action, either to resign as the Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. As between the Borrower and the Agent, or with respect to any matters related to this agreement, the Borrower agrees that the Agent should not be liable to any person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of Release or threatened Release of any Hazardous Materials into the environment. Each Lender authorizes and directs Agent to enter into this Agreement and the other Loan Documents to which it is a party. Each Lender agrees that any action taken by the Agent or Requisite Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by the Agent or Requisite Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
(c)    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or the Borrower in accordance with the notice requirements of Section 12.01 herein referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify the Lenders of its receipt of any such notice, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
Section 11.04    Action by the Agent. The Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise in writing as directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Requisite Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Agent shall take such action with respect to such Default as shall be directed by the Requisite Lenders in the written instructions (with indemnities) described in this Section 11.04 provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Agent be required to take any action which, in its opinion, or the opinion of its counsel, exposes the Agent to liability or which is contrary to this Agreement, the Loan Documents or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law. If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 11.05    [Reserved].
Section 11.06    Successor Agent.
(a)    Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, the Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Requisite Lenders. The Agent may be removed as the Agent at the request of the Requisite Lenders. Upon any such notice of resignation or removal, Requisite Lenders shall have the right, to appoint a successor Agent. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nevertheless thereupon become effective and the Requisite Lenders shall perform all of the duties of the Agent, as applicable, hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided for above. In such case, the Requisite Lenders shall appoint one Person to act as the Agent for purposes of any communications with the Borrower, and until the Borrower shall have been notified in writing of such Person and such Person’s notice address as provided for in Section 12.01, the Borrower shall be entitled to give and receive communications to/from the resigning Agent. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent and the payment of the outstanding fees and expenses of the resigning or removed Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly (i) transfer to such successor Agent all sums and other items of DIP Collateral held under the Security Instruments, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Loan Documents, and (ii) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be reasonably requested in connection with the assignment to such successor Agent of the security interests created under the Security Instruments (the reasonable out-of-pocket expenses of which shall be borne by the Borrower), whereupon such retiring or removed Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or any Agent’s removal hereunder as Agent, the provisions of this Section 11.06 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent hereunder.
(b)    The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The Agent shall not be responsible for the acts or omissions of its sub-agents so long as they are appointed with due care. The exculpatory, indemnification and other provisions of Section 11.03 shall apply to any Affiliates of the Agent and shall apply to their respective activities in connection with the syndication of the Loans made hereby. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 12.11(a) shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent.
Section 11.07    Security Instruments.
(a)    Agent under Security Instruments; Releases. Each Lender and other Secured Party hereby irrevocably authorizes the Agent, on behalf of and for the benefit of the Lenders and the other Secured Parties, to be the agent for and representative of the Lenders and the other Secured Parties with respect to the Security Instruments and to enter into such other agreements with respect to the DIP Collateral as it may deem necessary with the consent of the Requisite Lenders. The Agent is expressly authorized to execute any documents or instruments or take other actions necessary to (i) release any DIP Lien (x) encumbering any item of DIP Collateral that is the subject of a sale or other disposition of assets permitted hereby or (y) with respect to which release the Requisite Lenders (or the Lenders as may be required to give such consent under Section 12.02) have consented to, or (ii) release any Guarantor from the guarantee pursuant to the Guaranty Agreement with respect to (x) any Person that no longer constitutes a Subsidiary as a result of a transaction permitted hereby or (y) which release the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 12.02) have consented to.

(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the DIP Collateral or to enforce any guaranty or exercise any other remedy provided under the Loan Documents (other than the right of set-off), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent (acting at the written direction of the Requisite Lenders), on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under this Agreement and the Security Instruments may be exercised solely by the Agent (acting at the written direction of the Requisite Lenders), and (ii) in the event of a foreclosure by the Agent on any of the DIP Collateral pursuant to a public or private sale, the Agent or its nominee may be the purchaser of any or all of such DIP Collateral at any such sale and Agent, as the Agent for and representative of the Lenders (but not any Lender or the Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the DIP Collateral sold at any such public sale, to use and apply any of the Obligations arising under the Loan Documents as a credit on account of the purchase price for any collateral payable by the Agent at such sale.
Section 11.08    Posting of Approved Electronic Communications.
(a)    Delivery of Communications. Each Loan Party hereby agree, unless directed otherwise by the Agent or unless the electronic mail address referred to below has not been provided by the Agent to such Person, that it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) [reserved], (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Borrower and Agent to an electronic mail address as directed by the Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents.
(b)    No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 11.09    Agent May File Proofs of Claim. The Lenders and each Loan Party hereby agree that after the occurrence of an Event of Default pursuant to Section 10.01(h) or Section 10.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent and other agents and their agents and counsel and all other amounts due the Lenders, the Agent and other agents hereunder) allowed in such judicial proceeding; and
(b)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, interim trustee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 11.09 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.
ARTICLE XII
Miscellaneous
Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing, in English (provided, any such notice or other communication sent to the Agent must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Agent) and may be sent by email in legible format, in addition to the delivery methods identified herein), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)    if to the Borrower or any Loan Party, as set forth on Annex II;
(ii)    if to the Agent, as set forth on Annex II;
(iii)    if to any other Lender, as set forth on Annex II.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. The Borrower and the Lenders agree to assume all risks arising out of their use of digital signatures and electronic methods to submit communications to the Agent, including without limitation the risk of the Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.
(c)    Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt or upon confirmed receipt of fax transmission (which confirmation shall be made by telephone call by the sender to the Agent, confirmation by electronic messaging shall not be deemed to be confirmation of receipt).
Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Agent, any other Agent or Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Agent, each other Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent, any other Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except in compliance with the Orders and pursuant to an agreement or agreements in writing entered into by the Borrower and/or the other applicable Loan Parties and the Requisite Lenders or by the Borrower and/or the other applicable Loan Parties and the Agent with the consent of the Requisite Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) [reserved], (iii) reduce the principal amount of any Loan or reduce the rate or amount of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or change Section 3.01 with respect to the Equity Conversion set forth therein or the definition thereof, or postpone or extend the DIP Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 6.01, or Section 12.18 without the written consent of each Lender affected thereby, (vii) release all or substantially all the value of the Guarantors (except as set forth in Section 11.07 or the Guaranty Agreement) or release all or substantially all of the collateral (other than as provided in Section 11.10 of the Guaranty Agreement), or subordinate or change the priority of any Lien on the collateral without the written consent of each Lender, (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Requisite Lenders” or “Pro Rata Share” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; (ix) change Section 10.02(c) without the consent of each Person to whom an Obligation is owed; or (x) amend, waive, or modify any provision of any Loan Document that requires the consent of Tema or any other Lender pursuant to the terms of the RSA (including, without limitation, Section 4.04 thereof) without obtaining the consent of Tema or such Lender, as applicable; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent. Notwithstanding the foregoing, the Borrower and the Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.
Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    Subject to the Orders, the Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Agent, the Lenders and their respective Affiliates, including the reasonable fees, charges and disbursements of Shipman & Goodwin, LLP as counsel for the Agent, Kirkland and Ellis LLP as counsel for EIG, McDermott Will & Emery LLP as counsel for Tema and their respective Affiliates and to the extent necessary as determined by the Agent or Requisite Lenders, other outside consultants and financial advisors for the Agent or EIG, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental assessments and audits and surveys and appraisals, in connection with the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of a counsel to each of the Agent and Requisite Lenders as to the rights and duties of the Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein and (iii) all out‑of‑pocket expenses incurred by the Agent, any other Agent or EIG, including the fees, charges and disbursements of any external counsel and financial advisors for the Agent, any other Agent or the Requisite Lenders in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03 in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    THE BORROWER SHALL INDEMNIFY EACH AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ONE OUTSIDE COUNSEL FOR EACH INDEMNITEE AND, IF REASONABLY NECESSARY, OF A SINGLE LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION (WHICH MAY INCLUDE A SINGLE SPECIAL COUNSEL ACTING IN MULTIPLE JURISDICTIONS) FOR ALL SUCH INDEMNITEES, TAKEN AS A WHOLE (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL FOR SUCH AFFECTED INDEMNITEE(S)), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF ANY LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY LOAN PARTIES SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF ANY LOAN PARTY BY SUCH PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER LOAN PARTY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING THE ACTUAL OR ALLEGED PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (x) THE BREACH OR NON‑COMPLIANCE BY THE BORROWER OR ANY OTHER LOAN PARTY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER LOAN PARTY, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY OTHER LOAN PARTY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OTHER LOAN PARTY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OTHER LOAN PARTY, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OTHER LOAN PARTY, (xiv) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY

IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES INCLUDING ORDINARY NEGLIGENCE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO (X) HAVE RESULTED FROM (1) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (2) THE MATERIAL BREACH OF SUCH INDEMNITEE’S OBLIGATIONS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR (Y) RELATE TO TAXES, WHICH SHALL BE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 5.03, OTHER THAN TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent or any Agent under Section 12.03(a) or (b), each Lender severally agrees to pay to the Agent or such Agent, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or such Agent in its capacity as such.
(d)    To the extent permitted by applicable law, (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) the Borrower shall not, and shall cause each Loan Party not to, assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    Subject to the Orders, all amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand and invoice therefor.
Section 12.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to the conditions set forth in Section 12.04(b)(i), any Lender may assign to one or more assignees (each, an “Assignee”) any Loans and all or a portion of its rights and obligations under this Agreement with the prior written consent of the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required if (1) an Event of Default has occurred and is continuing or (2) at any other time, such assignment is to an Eligible Assignee; provided further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Agent within ten (10) Business Days after having received written notice thereof.
(i)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender, a Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent) shall not be less than $100,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (other than in the case of an assignment from a Lender to its Affiliate or to a Related Fund);
(D)    the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire; and
(E)    the assignee must not be a natural person, a Loan Party, a Defaulting Lender or an Affiliate or Subsidiary of the Borrower (other than Tema).
(ii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment Agreement the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iii)    The Agent, acting solely for this purpose as a non‑fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.
(iv)    Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the Assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Agent shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(v)    [reserved].

(vi)    Notwithstanding the foregoing, no assignment or participation shall be made to a natural person, a Loan Party, a Defaulting Lender or an Affiliate or Subsidiary of the Borrower (other than Tema).
(c)    (i) A Lender may at any time, without the consent of, or notice to, the Borrower, the Agent or any other Person, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates (other than Tema) or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under the Loans owing to it and this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) the selling Lender shall maintain the Participant Register. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103‑1(c), proposed Treasury Regulation 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(i)    A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the entitlement to a greater payment results from a Change in Law after such Participant acquired its participation. A Participant that shall not be entitled to the benefits of Section 5.03 unless such Participant agrees, for the benefit of the Borrower, to comply with the requirements and limitations under Section 5.03(e) as though it were a Lender (it being understood the documentation required under Section 5.03(e) shall be provided only to the selling Lender).
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under Loans owing to it and this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “blue sky” laws of any state.

Section 12.05    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by RRI or the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations shall be revived and continue as if such payment or proceeds had not been received and the Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Loan Party to, take such action as may be reasonably requested by the Agent and the Lenders to effect such reinstatement.
Section 12.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or other similar electronic means (including by email of a “pdf” signature page) shall be effective as delivery of a manually executed counterpart of this Agreement. Delivery of an executed counterpart of a signature page of this Agreement that is an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (an "Electronic Signature") transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words "execution," "signed," "signature," "delivery," and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures, which shall have the same legal effect, validity and enforceability as a manually executed signature.
Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08    Right of Setoff. [Reserved.]
Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(a)    THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE STATE DISTRICT COURTS OF NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AGREEMENT), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY LENDER OF A LOAN TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11    Confidentiality.
(a)    All information furnished from time to time (either before, on or after the date hereof) by or on behalf of the Borrower or any other Loan Party to the Agent or a Lender or any of their representatives or advisors (each, a “Recipient”) (other than any such information that is available to the Agent or a Lender on a nonconfidential basis prior to disclosure by such Loan Party) is so furnished on a confidential basis (such information, the “Confidential Information”) and the Recipients will maintain the confidentiality thereof in accordance with the terms hereof; provided however, that a Recipient may disclose such information (i) to its Affiliates, partners, prospective partners, members and prospective members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, auditors, consultants, agents or representatives with a need to know such Confidential Information (collectively “Permitted Recipients”) (provided that such potential assignee or transferee shall have been advised of and agree to be bound by the provisions of this Section 12.11(a)), (ii) to any potential assignee or transferee of any of its rights or obligations hereunder (including without limitation, in connection with a sale of any or all of the Loans) or any of their agents and advisors (provided that such potential assignee or transferee shall have been advised of and agree to be bound by the provisions of this Section 12.11(a)), (iii) if such information (x) becomes publicly available other than as a result of a breach of this Section 12.11(a), (y) becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Loan Parties or (z) is independently developed by the Recipient or any of its Permitted Recipients without the use of or reliance on such information, (iv) to enable it to enforce or otherwise exercise any of its rights and remedies under any Loan Document, (v) in accordance with the Orders or (vi) as consented to by the Borrower. Notwithstanding anything to the contrary set forth in this Section 12.11(a) or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority. Each Loan Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 12.11(a), the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Loan Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Lenders’ or their Affiliates’ ability to make such investments or engage in such businesses. Notwithstanding any other provision of this Section 12.11(a), the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Loan Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.
(b)    The Borrower understands and acknowledges that in the regular course of a Lender’s business, such Lender may invest in companies that have issued securities that are publicly traded (each, a “Public Company”). Accordingly, Borrower covenants and agrees that before providing material non-public information about any Public Company (other than material non-public information in respect of RRI and its Subsidiaries) (“Public Company Information”), the Borrower will use reasonable best efforts to provide prior written notice to the applicable compliance personnel indicated in Schedule 12.11. The Borrower shall not disclose Public Company Information to such Lender without written authorization from such compliance personnel; provided that any failure to comply with this Section 12.11(b) shall not constitute a Default or an Event of Default hereunder.
Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the Lender thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to any Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
Section 12.13    [Reserved].
Section 12.14    No Third Party Beneficiaries. There are no third party beneficiaries to this Agreement.
Section 12.15    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.16    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 12.17    Conflict with Orders. In the event of any conflict or inconsistency between the terms hereof or terms of any Loan Document, on the one hand, and the terms of the Orders, on the other, the terms of the Orders (including with respect to lien subordination, payment subordination, equity conversion, standstill and other enforcement limitations and turnover provisions in paragraph 6(f), 6(g), 6(h) and 17) shall control.
Section 12.18    Releases.
(a)    Release Upon Payment in Full. Upon the complete payment or other satisfaction of the Obligations (other than (A) indemnity obligations not yet due and payable of which the Borrower has not received a notice of potential claim) in accordance with the terms hereof and the Orders, the Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the DIP Collateral to the Loan Parties.
(b)    Further Assurances. If any of the DIP Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by the Loan Documents, then the Agent, at the request and sole expense of the applicable Loan Party, shall promptly execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable Security Instrument on such DIP Collateral. At the request and sole expense of the Borrower, a Loan Party shall be released from its obligations under the Loan Documents in the event that all the capital stock or other Equity Interests of such Loan Party shall be sold, transferred or otherwise disposed of in a transaction permitted by the Loan Documents; provided that the Borrower shall have delivered to the Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Loan Party and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.
Section 12.19    Disclosure. Each Loan Party and each Lender hereby acknowledge and agree that the Agent and/or its Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Loan Parties and their respective Affiliates, including the ownership, purchase and sale of Equity Interest in any Loan Party and their respective Affiliates and each Lender hereby expressly consents to such relationships.
Section 12.20    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by control or possession. Should any Lender obtain control or possession of any such DIP Collateral, such Lender shall notify the Agent thereof, and, in the case of possession, promptly upon Agent’s request therefor shall deliver such DIP Collateral to the Agent or otherwise deal with such DIP Collateral in accordance with the Agent’s instructions.
Section 12.21    [Reserved].
Section 12.22    [Reserved].
Section 12.23    Acknowledgement and Consent to Bail‑In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write‑Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write‑Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail‑In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write‑Down and Conversion Powers of any EEA Resolution Authority.
[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Borrower:
ROSEHILL OPERATING COMPANY, LLC

By:
R. Craig Owen
Chief Financial Officer

RRI:
ROSEHILL RESOURCES INC.

By:
R. Craig Owen
Chief Financial Officer

AGENT:
U.S. BANK NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

LENDER:

as Lender

By:
Name:
Title: